UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

GOFISH CORPORATION
(f/k/a Unibio Inc.)

(Exact name of registrant as specified in its charter)

Nevada	333-131651	Applied For
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Third Street, Suite 260
San Francisco, CA	94107
(Address of principal executive offices)	(Zip Code)

(415) 738-8705
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

    This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This Current Report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward-looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

    Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission (“SEC”) which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

EXPLANATORY NOTE

    On September 14, 2006, Unibio Inc. (“Unibio”) changed its name to GoFish Corporation. On October 27, 2006, GF Acquisition Corp., a wholly-owned subsidiary of Unibio (“GF Acquisition Sub”), merged (the "GF Merger") with and into GoFish Technologies, Inc., a California corporation (“GoFish”). Unibio acquired the business of GoFish pursuant to the GF Merger and will continue the existing business operations of GoFish, its wholly-owned subsidiary, as a publicly-traded company under the name GoFish Corporation (the “Company”). Also on the Closing Date, ITD Acquisition Corp., a wholly-owned subsidiary of Unibio (“ITD Acquisition Sub”), merged (the "ITD Merger", together with the GF Merger referred to as the "Mergers") with and into Internet Television Distribution Inc., a Delaware corporation (“ITD”).

    The terms “the Company,” “we,” “us,” and “our” refer to GoFish Corporation and its wholly-subsidiary, GoFish Technologies, Inc., after giving effect to the Mergers, unless otherwise stated or the context clearly indicates otherwise. The term “Unibio” refers to GoFish Corporation (f/k/a Unibio Inc.) before giving effect to the Mergers, and the term “GoFish” refers to GoFish Technologies, Inc. before giving effect to the GF Merger. This Current Report on Form 8-K contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

    On October 27, 2006, the Company completed the Mergers. For a description of the GF Merger, the ITD Merger and the material agreements entered into in connection therewith, please see Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

THE MERGERS AND RELATED TRANSACTIONS

The Mergers

    On October 27, 2006 (the “Closing Date”), Unibio, the GF Acquisition Sub, GoFish, the ITD Acquisition Sub and ITD entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Before their entry into the Merger Agreement, no material relationship existed between Unibio (or its subsidiaries) and GoFish, nor between Unibio (or its subsidiaries) and ITD. A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

    Pursuant to the Merger Agreement, on the Closing Date, the GF Acquisition Sub, a wholly-owned subsidiary of Unibio, merged with and into GoFish, with GoFish remaining as the surviving entity. Unibio acquired the business of GoFish pursuant to the GF Merger and will continue the existing business operations of GoFish as a publicly-traded company under the name GoFish Corporation. Also pursuant to the Merger Agreement, and on the Closing Date, the ITD Acquisition Sub, a wholly-owned subsidiary of Unibio, merged with and into ITD, with ITD remaining as the surviving entity. As a result of the Mergers, GoFish and ITD are wholly-owned subsidiaries of GoFish Corporation.

    Immediately prior to the Closing Date, all of the issued and outstanding shares of GoFish Series A Preferred Stock converted, on a one-for-one basis, into shares of GoFish common stock. On the Closing Date and in connection with the GF Merger, the holders of GoFish’s issued and outstanding common stock before the GF Merger (the “GoFish Shareholders”) surrendered all of their issued and outstanding common stock of GoFish and received common stock of the Company, par value $0.001 per share (“Common Stock”). Also on the Closing Date, all of the issued and outstanding warrants and options to purchase shares of GoFish common stock were exchanged for warrants (the “New Warrants”) and options (the “New Options”) to purchase shares of the Company’s Common Stock. The number of shares of Common Stock issuable under, and the price per share upon exercise of, the New Options and New Warrants were calculated based upon the terms of the original options and warrants of GoFish, as adjusted by the conversion ratio in the GF Merger, which is described in the Merger Agreement. The New Options shall be administered under GoFish’s 2004 Stock Plan (the “2004 Plan”), which the Company assumed and adopted on the Closing Date.

    An aggregate of 4,500,000 shares of Common Stock were issuable to GoFish Shareholders, and holders of outstanding GoFish options and warrants, on the Closing Date, of which 3,632,555 shares of Common Stock were issued to GoFish Shareholders, and an aggregate of 867,445 shares of Common Stock were reserved for issuance upon the exercise of the New Warrants and New Options. The stockholders of Unibio before the GF Merger (the “Unibio Stockholders”) retained 7,500,006 shares of Common Stock.

    Also on the Closing Date, the sole stockholder of ITD’s issued and outstanding capital stock before the ITD Merger (the “ITD Stockholder”) surrendered all of its issued and outstanding capital stock of ITD and received an aggregate of 3,500,000 shares of the Company’s Common Stock.

    The Merger Agreement contains customary representations, warranties and covenants of Unibio, GoFish, ITD and, as applicable, GF Acquisition Sub and ITD Acquisition Sub, for like transactions. Breaches of representations and warranties are secured by customary indemnification provisions. The Merger Agreement contains a post-closing adjustment to the number of shares of Common Stock issued to (i) the GoFish Shareholders in an amount up 1,125,000 shares of Common Stock and (ii) the ITD Stockholder in an amount up to 875,000 shares of Common Stock, issued on a pro rata basis for any breach of the Merger Agreement by Unibio discovered during the two-year period following the Closing Date. In order to secure the indemnification obligations of the GoFish Shareholders pursuant to the Merger Agreement, 5% of the shares of Common Stock to which the GoFish Shareholders were entitled in exchange for their shares of GoFish in connection with the Merger will be held in escrow for a period of two years pursuant to an Escrow Agreement, a copy of which agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

    The Mergers will be treated as recapitalizations of the Company for financial accounting purposes. The historical financial statements of Unibio before the Mergers will be replaced with the historical financial statements of GoFish before the GF Merger in all future filings with the SEC.

    On the Closing Date, Stephen B. Jackson, Dianxiang Wu and Jianhua Xue, constituting all of the directors of Unibio before the Mergers, appointed Michael Downing, Riaz Valani and Tabreez Verjee to fill vacancies on the Board of Directors (the “Board”). Also on the Closing Date, Messrs. Jackson, Wu and Xue resigned from the Board, and the then-current officer of Unibio resigned and a new executive officer designated by GoFish was appointed. The officers and directors of the Company as of the Closing Date are identified on page 42 under “Directors and Executive Officers.”

    Before the Mergers, the 2006 Equity Incentive Plan (the “2006 Plan”) was adopted by the Board and the Unibio Stockholders. As of the Closing Date, 2,000,000 shares of Common Stock were reserved for issuance under the 2006 Plan as incentive awards granted to executive officers, key employees, consultants and directors.

    The parties have taken all actions necessary to ensure that the Mergers are treated as “tax free exchanges” under Section 351(a) of the Internal Revenue Code of 1986, as amended.

The Offering

    Concurrently with the closing of the Mergers, the Company consummated a private offering (the “Offering”) of 8,000,000 units of its securities (the “Units”), at a purchase price of $1.50 per Unit, each Unit consisting of one share of Common Stock and a warrant to purchase one-half of a share of Common Stock for a period of five (5) years at an exercise price of $1.75 per share (the “Investor Warrants”), which Investor Warrants are callable by the Company under certain circumstances. The Offering was made only to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC.

    Prior to the GF Merger, GoFish had issued convertible promissory notes in the aggregate amount of approximately $2,387,419, including principal and interest. In connection with the Transactions, the Company solicited subscriptions in the Offering from the GoFish note holders. Rather than accepting cash consideration for Units acquired by these note holders, the Company agreed to issue Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration of the note holders’ cancellation of the existing notes. Note holders who elected not to participate in the Offering were repaid in full, the principal and accrued interest on their notes, from the proceeds of the Offering. Also prior to the GF Merger, Internet Television Distribution LLC (the “Lender”) made a loan to GoFish in the amount of approximately $869,463, including interest. The Lender agreed to accept Units at a rate of one Unit for each $1.50 of debt (including accrued interest) as consideration for the Lender’s cancellation of this indebtedness. For a more detailed discussion of the Lender’s loan to GoFish, please see “Certain Relationships and Related Transactions.”

    On the Closing Date, investors in the Offering (including note holders of GoFish) collectively purchased 8,000,000 Units for a total consideration of $9,834,997 in cash and $2,165,003 in cancelled indebtedness pursuant to those certain Subscription Agreements dated as of the Closing Date, the form of which Subscription Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

    The sale of the Units in the Offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the SEC. In the Offering, no general solicitation was made by us or any person acting on our behalf. The Units were sold pursuant to transfer restrictions, and the certificates for shares of Common Stock and Investor Warrants underlying the Units sold in the Offering contain appropriate legends stating that such securities are not registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

    Sanders Morris Harris, Inc. and Canaccord Capital Corporation acted as placement agents in connection with the Offering and received fees of $262,570.04 and $183,000.14. Gamma Capital Partners, LLC earned $10,500 for financial advisory services provided to the Company in connection with the Offering, which is payable in cash or securities of the Company.

    The form of the Company’s Investor Warrant issued in the Offering is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

    The Mergers, the Offering and the other transactions related thereto are collectively referred to herein as the “Transactions.”

Registration Rights

    On the Closing Date, the Company entered into a Registration Rights Agreement with the investors in the Offering. Under the terms of the Registration Rights Agreement, as amended by the Consent and Acknowledgment thereto, the Company has committed to file a Registration Statement covering the resale of the Common Stock underlying the Units (including the Common Stock issuable upon exercise of the Investor Warrants) within 120 days from the Closing Date and shall use commercially reasonable efforts to cause such Registration Statement to become effective no later than 120 days after the date filed.  Also pursuant to the Registration Rights Agreement, the Company shall use commercially reasonable efforts to maintain the effectiveness of this Registration Statement through the second anniversary of the date the Registration Statement is declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the Offering with respect to all of their shares, whichever is earlier. The Company will be liable for customary penalties if the Registration Statement is not effective on the date by which the Company is required to cause it to become effective, consistent with the Registration Rights Agreement. The form of Registration Rights Agreement, including the Consent and Acknowledgment thereto, is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Split-Off Agreement

    Contemporaneously with the closing of the Mergers, the Company split-off its wholly-owned subsidiary, GF Leaseco, Inc., a Nevada corporation (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco (the “Split-Off”). The Company executed a Split Off Agreement with Dianxiang Wu, Jianhua Xue, GoFish and Leaseco, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Lock-Up Agreements

    Each of the officers and directors of the Company has agreed not to offer, sell, contract to sell or otherwise dispose of or transfer title to any of the shares of Common Stock acquired pursuant to or in connection with the Merger Agreement, during the period commencing on the Closing Date and ending on the 24-month anniversary of the Closing Date, without the prior written consent of the Company and Tompkins Capital Group. Such agreements are set forth in written Lock-Up Agreements, copies of which are attached as Exhibits 4.2, 4.3 and 4.4 to this Current Report on Form 8-K, executed as of the Closing Date, with the Company’s officers and directors.

Pro Forma Ownership

    Immediately after giving effect to the Mergers, there were issued and outstanding on a fully diluted basis (including the shares of Common Stock underlying the warrants and options, and the shares reserved for issuance under the Company’s 2006 Plan), 29,800,006 shares of Common Stock, as follows:

•
the GoFish Shareholders (including former holders of GoFish stock options under the 2004 and former holders of GoFish warrants) beneficially owned 4,500,000 shares of Common Stock, of which approximately 3,632,555 shares were issued and outstanding;

•	the Unibio Stockholders held 7,500,006 shares of Common Stock;

•
the investors in the Offering (including GoFish note holders who elected to receive Units in exchange for the cancellation of indebtedness) held 8,000,000 shares of Common Stock and Investor Warrants to acquire 4,000,000 shares of Common Stock;

•	the ITD Stockholder held 3,500,000 shares of Common Stock;

•	1-0 Holdings LLC, an advisor to the Company (“1-0 Holdings”), held 300,000 shares of Common Stock; and

•	the 2006 Plan authorized 2,000,000 shares of Common Stock for issuance, of which options for the purchase of 500,000 shares were outstanding.

PART I

1. DESCRIPTION OF BUSINESS

Company Overview

    Immediately following the GF Merger, the business of GoFish became the business of the Company. GoFish was incorporated and commenced operations in 2003. During the early stages of our business, gofish.com was a multimedia search platform serving targeted search results. At that time, our business focused on providing high value searches in the entertainment and media sectors. During the third quarter of 2005, due to the increasing popularity of user-generated video and the opportunities we saw for targeted, value-added advertising, we transitioned our business to our current model. Since that time, we have focused our efforts and resources on programming and operating our gofish.com website.

Industry

    The distribution and consumption of video and live programming over the Internet (“Internet video”) in both the United States and worldwide has increased dramatically during the past 24 months. Further, it is likely that Internet video will grow at increasing rates through 2010 near term. According to ABI Research, the worldwide broadband Internet market more than doubled in 2005 over its previous year and will reach a total market size of $16 billion by 2010. According to Accustream, the number of videostreams viewed by visitors to the Internet grew by 50.2% in 2005 to 17.9 billion streams and is forecasted by Accustream to grow by 32% in 2006 to over 23 billion streams (each stream is a transmission requested by an Internet viewer from a specific site on the World Wide Web segment of the Internet). comScore Networks, an industry measure, shows that there were 7.2 billion videos streamed during July, 2006. According to Jupiter Research, adults are now spending as much time on the Internet as watching television, and young adults (ages 18-24) spend eight hours per week watching television, compared with ten hours per week online.

    From the perspective of the typical Internet user, the most attractive aspect of video on the Internet is the so-called “rich video,” or video presented in multimedia format with full audio and video features such as control over play, pause, play-back and volume functions, among other items.

    The convergence or simultaneous occurrence of several trends appears to be driving the growth of Internet video:

    Increased Broadband Penetration. Broadband connectivity enables Internet users to consume content and entertainment on the Internet with an experience that approaches television or digital video disk. As a result, during the past several years, telephone companies, cable companies and other service providers have made broadband available to increasing numbers of consumers. According to In-Stat, there were somewhat fewer that 200 million broadband subscribers worldwide in 2005, increasing to approximately 230 million in 2006, with a forecast to exceed 400 million subscribers in 2010. Broadband makes possible the commercial distribution of a wide range of rich-media experiences, including video-on-demand, video uploading and downloading, and videostreaming.

    Change in Viewing Habits. Attracted by the proliferation of high-quality Internet video available through broadband distribution, viewers have changed their habits and are becoming increasingly dependent on the Internet for content and entertainment. According to a recent survey by comScore Media Matrix Online Video Ratings, approximately 100 million Americans have viewed streaming videos online. Generational differences also appear to reflect different consumer tastes in information and entertainment platforms, and younger viewers are less committed to television programming than their parents.

    Internet Video Advertising. With the growing popularity of TiVo and DVRs, which have the potential to eliminate effective advertising on television, brands are more focused on the Internet than ever before. According to eMarketer, spending for Internet video advertising in the United States will nearly triple in 2007 to $640 million, from $225 million in 2005, and is estimated by eMarketer to grow to $1,500 million in 2009, making it the fastest growing area within the advertising sector. Total media advertising spending is expected to grow by more than $2.5 billion during the next four years. Advertising spending of this magnitude provides an incentive to websites to make rich-media available to viewers. Online video advertising gives markets a way to transition their television advertising to online. Total U.S. television advertising spending for 2006 is $65 billion and total U.S. media ad spending for this year is $228 billion. As a result, we believe that Internet advertising represents a small segment with room for significant growth.

    User-Generated Video is Growing Rapidly. Growth in Internet usage generally has been driven by the sudden appearance of an application or use that gains quick acceptance across broad ranges of Internet-connected households. The application may or may not be commercial at the outset, but commercial versions quickly arrive, leading to significant opportunities for generating revenues or profits. During the past 24 months, user-generated video (UGV) has become a widely used Internet-based phenomenon, based on the creative nature of the content and the ease of uploading and publishing. According to HitWise, UGV websites account for in excess of 60% of Internet video traffic, more than three times commercial video traffic. In 2005, there were approximately one million unique viewers of UGV each month. A year later, over 50 million unique viewers per month access UGV sites and view their video content. Currently, in excess of 200 million videos are streamed to viewers each day. Based on widely accessible and simple video production applications and wireless handsets and video-enabled cell phones, UGV has become the backbone of communities and social networks. The websites of these communities offer tools to search for, watch, share, rate and publish their own videos. Another factor contributing to the popularity of user-generated video is the inefficiency of the traditional video mediums, including TV and movie theaters, which offer limited interactivity, dictate specific times, offer limited content and contain advertisements pushed on the consumer often with limited relevance. YouTube.com is the acknowledged market leader in UGV. Other websites dedicated to UGV are Grouper.com, AtomFilms.com and Metacafe.com. Yahoo and Google Video also maintain UGV communities on their sites.

    As a result of these and related trends, we believe that over the next ten or more years, the Internet will become the dominant on-demand and live broadcast medium for video. Growth in Internet video of the scale forecasted will create significant opportunities for businesses, such as the Company, that operate and program a website that attracts growing levels of viewership. The Company believes that its business strategy, based on interrelated initiatives in distribution, content and monetization, will enable it to grow this opportunity and to succeed financially as an integral part of this dramatic growth:

•	maximizing the potential for distribution online, plus over both cable and broadcast television;

•	providing content that is proprietary or packaged by channels to address the discreet interests of viewers directly; and

•	generating revenue through sponsorships of branded programming and by targeting and serving advertisements to those viewers who are most likely to react affirmatively to them.

Business Operations

    We program and operate a leading platform that offers original short-form and programmed user-generated video content. On our website, gofish.com, individuals can upload, watch and share their videos. Through effective segmentation and targeted marketing, we believe we have pioneered new methods for bridging the gap between major advertisers and the fast growing user-generated video community.

    We estimate that currently 2.5 million unique users per month come to gofish.com and 6 million unique users are consuming our content across the Internet. We stream approximately 700,000 to 1.3 million videos daily. In July, 2006, comScore Networks, an industry measure, ranked GoFish third, after Youtube.com and Metacafe.com, with respect to the number of total unique visitors in the user-generated video space. The other companies included in the ranking are: vidiLife, Veoh, Grouper, Dailymotion, VideoEgg, GKKO, Revver, Vimeo and vSocial.

All of our website traffic to date has been generated through word of mouth and natural viral uptake. We plan to grow our online community in the near-term by:

•	Launching planned public relations and marketing campaigns.

•	Including coverage of our online reality programming, general company developments and the establishment of new partnerships.

•	Improving the ease of publishing, sharing and editing videos online.

•	Including streamlined and more efficient ways for new users to get introduced to GoFish.

•	Initiating “search engine optimization” in the fourth quarter of 2006.

•	Optimizing the website and display of content in order to more effectively obtain organic traffic from the major search engines.

•	Expanding our community and personalized feel of our website.

•	Creating new community and personalization functionality that generates more page views, higher volume of new users, and longer visits.

•	Entering into partnerships with other online communities.

•	Providing our video network out to partners who have large communities but no video content.

    We have developed the GoFish Video Network to be a powerful platform that allows individual consumers a simple and easy way to instantaneously search, watch and share a large catalog of videos on demand. The uniqueness of the GoFish platform resides in the proprietary technology created to deliver the best possible experience around watching and publishing videos online. GoFish has developed a strong set of technologies for the individual publishing process around video. In addition to publishing, GoFish has developed unique search and recommendation algorithms that deliver a very compelling experience online for either the beginner or the more experienced online video enthusiast.

    Our strategy is to enable the growing community of video creators online to build compelling “channels” of video content through the gofish.com website. In addition to creating a platform that allows the development of an “endless” number of channels, we are focused on building new technologies and tools that allow advertisers to more effectively advertise in and around this growing space. Bridging the gap between advertisers and the rapidly growing pool of individual consumers creating video content is a key part of the strategy, and GoFish is preparing to do this most directly through the three following product categories:

•	User-generated video community;

•	Custom channels; and

•	Branded programming.

User-Generated Video Community

    User-generated media is creating new patterns and rhythms in content aggregation and composition that capture the pulse of human intellect and creativity in ways that are oftentimes fundamentally different than today's professional publishing methods. GoFish is a place for videos. Our website offers a user -generated video community, which includes the general video, publishing, watching and sharing experience. We have a library of videos that anyone can watch, and a free membership lets users upload, manage, view, share and rate their videos at gofish.com. You can also create your own on-demand video collection by picking favorite videos and uploads, showcasing your taste for other users.

    User-generated video covers virtually all subject matters, and GoFish provides community features and functionality to encourage sharing and connecting with other GoFish members. Users can “tag” their videos to allow easy sharing with other members. Tags are keywords that describe videos. Uploaders tag their videos so people can find them more easily. For example, you might tag a surf video you are uploading with “surfing,” “water,” and “waves.” By searching for those words or clicking on those tags wherever they appear, surf video fans can find a plethora of videos with the click of a button.

    Additionally, our members use the GoFish platform to send videos to friends, publish videos in blogs and send messages to other members all using the GoFish platform. Members can blog or embed any GoFish video by copying and pasting a bit of code into a blog or web page. Our website supports the following blog sites: TypePad, LiveJournal, MySpace, WordPress, Blogger, MSN Spaces and MovableType. In the GoFish community, users can also rank and rate videos, and comment on videos. GoFish also allows users to build and update their community profiles, allowing for greater interaction among the GoFish members. By building and updating profiles, users will have the ability to share and connect with other GoFish members with similar interests.

Custom Channels

    Our website is currently segmented into 24 broad categories, such as sports, music and comedy. The category system allows users to select the appropriate categories for their videos. We are in the process of cultivating an immense ecosystem of topic specific “channels” that will be created by individual content creators, owners and producers. We intend to launch this complete focused channel network in the first quarter of 2007. Our channel system could include interest-specific topics such as scuba-diving, Pakistani music videos and Cajun cooking. The objective of the GoFish channel program is to deliver the most diverse and broad range of subject matter and topical video content. Users have the ability to create their own unique channels and continually increase the channel content by collecting special interest group videos. When our channel launch is complete, we will have an automated system in place to help users develop and produce their own channels.

    A very broad ecosystem of channels provides a unique opportunity for advertisers by allowing advertisers to analyze and deploy ad campaigns across thousands of prospective channels where their target customers may be spending time. The channel platform becomes a marketplace in which individual creators of video channels have the opportunity to share in the revenues generated by their video content. Through our software system, we will assist users in finding connections to advertisers who have an interest in a user’s unique channel. This feature will allow users to promote their own video content and share in the advertising revenues. We believe that the custom channel marketplace is unique to GoFish and has the potential to grow at a rapid rate and, with the added opportunity created by revenue sharing, to engage a large percentage of online video enthusiasts who seek to benefit monetarily from their creative capabilities. The channel system will enable our member community to segment itself along different interests and will thereby provide up to ten times higher value advertising to our advertising partners. Advertisers will have the ability to choose and target advertising campaigns using our highly automated system.

Branded Programming

    Branded programming offers a unique and innovative approach to creating content with sponsorship by advertisers. On June 30, 2006, we launched our first branded program, “America’s Dream Date.” America’s Dream Date™ is a GoFish program that blends two of the most important and popular trends in popular culture today, user-generated video and reality television. America’s Dream Date™ is an ongoing reality dating show that we believe is the first-of-its kind in the space. The program allows viewers to play matchmaker over an eight-week period, deciding who will ultimately be the Dream Date couple. Dream Date participants submit short creative video entries pitching themselves to the community. Viewers and participants vote, collaborate, share opinions and track their favorite contenders over the eight-week period. In America's Dream Date™, the community determines the outcome of the show. America’s Dream Date™ is sponsored by consumer brands and provides advertisers with an excellent way to market within their target audiences. Our Interactive Reality Platform is a leading technology for developing and deploying original user-generated reality programming within the context of a show. We have developed our Interactive Reality Platform to bridge the gap between major brand advertisers/sponsors and the emerging world of UGV creation.

    Within the first three weeks of the launch of America’s Dream Date™, there were more than 1.2 million unique visitors to the show and over 2.8 million dream date videos viewed. We plan to aggressively expand this concept by building additional multi-season show concepts, each of which is intended to offer different sponsors the ability to participate in each season. We are building unique shows that are customized for brands or sponsors looking to participate in this sector. We are currently negotiating with college cable television networks and with television production studios to develop concepts for additional programming. We expect to launch two new live shows within two or three calendar quarters after the Closing Date.

Advertising

    We offer advertisers what we believe to be a unique and powerful set of options for engaging the fast growing universe of online video enthusiasts. As more people spend additional time and money online, advertisers are increasingly turning to the Internet to market their products and services to consumers.

    Approximately 90% of our revenues are derived from advertisers. Some of our current and past advertisers include Apple, Sony, GMC, Nokia, AOL, America Express, Miramax Films, Toyota and more. Advertisers, ad agencies and major advertising networks pay GoFish for the opportunity to insert their advertisements into the gofish.com website. Our advertisers pay a CPM (cost per thousand), CPC (cost per click) or CPA (cost per action) fee directly to GoFish.

    In the case of visual banner advertisements, we collect fees per thousand impressions of a banner. The average CPM for banner ads varies from $.50 to $5.00 depending on the banner and type of campaign being managed. In the case of CPC advertisements, advertisers will pay fees ranging from $.06 to $.50 per click generated from ads placed throughout the website. CPA banners placed within the website generate fees only when a purchase or transaction occurs as a result of the click-through on an individual advertisement. Our advertising agreements are typically structured around specific campaigns that mandate a certain ad format and placement, and run for specific time periods.

    For advertisers, we offer a comprehensive solution for advertising across our network of content. With a focus on rich-media advertising opportunities and integrated brand sponsorships, we reliably deliver targeted advertising opportunities that help brands reach the customers and demographic segments that are most valuable. Targeted advertising creates a higher value experience both for consumers and advertisers. Traditionally, marketers buy advertising for specific television networks based on a certain dynamic, reserving 30-second or 60-second time slots. With the Internet, marketers can target a specific audience in a contextually pertinent, instantaneous, and predictive manner. Ad-insertion technology solutions for rich-media content, such as video, are so advanced that they can immediately determine a user’s preferences and viewing habits including who is watching, for how long, and where the user is located, allowing marketers to target advertising based on these criteria. In turn, targeted marketing results in a higher probability that the advertisement is reaching its intended audience, causing the advertiser to pay a higher premium (CPM) than it otherwise would have paid. A 2003 Forrester study suggests that companies may pay at least 10 to 12 times more for advertising that actually reaches its intended audience in a targeted manner.

    According to some industry sources, TV advertising may be in a declining phase. Viewers increasingly use personal video recorders (e.g. TiVo) to skip commercials, which has frustrated major advertisers and forced them to look elsewhere for solutions. The online world of video at websites such as GoFish offers unprecedented opportunities for advertisers, as targeting, accountability and aggressive return on investment (ROI) analysis become a normal part of the proposition. As advertisers become better at understanding behavioral habits and preferences of consumers on the Internet, we believe the increased use of dynamically targeted advertising should drive interactivity, impulse buying and demonstrable business results, something TV has not been able to offer advertisers.

    We intend to deliver effective segmentation and targeting by:

•	Accelerating the growth of the existing community.

•	Public relations and marketing campaigns beginning in fourth quarter of 2006.

•	Search engine optimization launching in fourth quarter of 2006.

•	Innovative community and personalization functionality.

•	Added ease of use around publishing, editing and sharing online.

•	Partnerships with other online communities.

•	Creation and implementation of channels.

•	Cultivate an immense ecosystem of topic specific channels created by individual content creators, owners and producers.

•	Aggressively “seed” the first 100 high-value channels.

•	Provide a platform for content creators to build and promote their own video content and share in revenues.

•	Naturally segment the community for up to ten times higher value advertising. Advertisers can analyze, choose and deploy campaigns across thousands of channels utilizing a highly automated system.

•	Branded programming.

•	Branded online “shows” with familiar themes built on user-generated video content.

•	Advertisers sponsor shows just like TV.

•	Engaging, immersive game-like experience online that keeps users coming back.

•	Significant potential for offline monetization.

    We have agreements with various marketing agencies to facilitate the introduction of brands and advertisers to our platform. These agencies have existing relationships with the vendors and advertisers, and specialize in creating customized ad packages and locating desired platforms for those ads. In 2005, the marketing agencies of Broadband Enterprises, Tribune Interactive and Tribal Fusion, Inc., accounted for 43%, 35% and 18% of our revenue. As of September 30, 2006, Value Click, Tribal Fusion, Inc., and Commission Junction accounted for 49%, 22% and 10% of our revenue in 2006.

    We plan to deploy and fully integrate the Ad-allow™ system, which allows advertisers to make informed decisions regarding their targeted advertising. Ad-allow™ is a proprietary ad insertion program which we intend to implement in early 2007 that allows advertisers to choose the specific platform on which their ad will run. Ad-allow™ will allow potential advertisers to upload their ad, choose the specific channel or video on which their ad will run and determine how often the ad will run—all through an automated system on our website.

Our three advertising revenue drivers are:

•	Banner & Text Ads;

•	In-Stream Video Ads; and

•	Sponsorships.

    Banner & Text Ads. We expect that sixty percent (60%) of all web pages on our website will contain banners. Advertisers are charged $0.50 to $5.00 per thousand views (CPM) for their banner ads. Banners are ad graphics hyperlinked to the URL of the advertiser. This form of online advertising entails embedding an advertisement on our web page. It is intended to attract traffic to the advertiser’s website by linking them from the ad on our website to the website of the advertiser. The banner advertisement is constructed from an image (GIF, JPEG, PNG), JavaScript program or multimedia object employing technologies such as Java, Shockwave or Flash, often using animation or sound to maximize presence.

    In-Stream Video Ads. In-stream video ads allow advertisers to place high quality video ads before or after streaming videos on our website. This television-like advertising creates a user-experience that consumers are accustomed to, which, combined with the targeted viewing audience, provides a valuable advertising unit to advertisers. For advertisers, in-stream video ads incorporate the targeting, interactivity and accountability of the Internet with the branding and messaging of TV. Advertisers have the option of running their ads before the video streams (pre-roll) or after the video streams (post-roll). The cost of this form of advertising is approximately $15-45 CPM. Up to 20% of the videos streamed on our website will have in-stream video ads.

    Sponsorships. Advertisers also have the opportunity to sponsor various sectors of our website. With our branded programming, advertisers can sponsor shows, similar to television show sponsorship. Sponsors of a show or channel of our website have the ability to use banner and in-stream advertising, as well as advertising through our e-mails and newsletters.

Current Industry Hurdles

    Ensuring the security of our members. GoFish protects all data and security of our members. We do not sell, rent or otherwise use personally-identifying information (including members’ actual identities, e-mail addresses, passwords, personal addresses or financial information) collected during members’ use of our website without members’ permission, unless required to do so by law.

    Policing inappropriate material. The diversity, vastness and lack of formal regulation of the Internet can give way to its abuse, particularly the use of the Internet for the publishing of inappropriate materials. To prevent our platform from being abused in that matter, we use algorithmic filters to screen for inappropriate material that may be loaded onto our website. These filters look to the metadata associated with the uploaded video file, the file name, file description and any tags associated with the video. Once the algorithmic filters have been used to identify potentially inappropriate videos, those videos are prevented from being published on the GoFish website until reviewed by our editorial staff.

    In addition, we depend on users to help screen for inappropriate material. Users can flag a video to let us know that there is something on the site that should not be. Examples include:

•	pornography;

•	excessive nudity;

•	gratuitous/injurious violence; and

•	copyright violations.

    In order to flag a video, users simply click the link under each video reading “flag video.” The user then has an opportunity to comment on the reason the video is being flagged. Flagged videos are reviewed by our team and then may be removed from the site, depending on their content.

    “Click Fraud.” Recent publicity has focused on practices allegedly used by publishers, site owners and others that generate clicks that do not represent genuine interest in the advertisers that are the subject of the click. GoFish expects to monitor this situation and support reasonable industry-wide initiatives that protect the integrity of Internet advertising.

Markets & Competition

    Our market consists of Internet users and advertisers. Internet users, and specifically those who visit UGV websites, provide a platform for effective and targeted advertising. Our advertisers provide us with revenue by paying us to promote their products and services on our website.

    We compete against well-capitalized UGV companies as well as smaller companies. The market for our products and services is highly competitive. The UGV sector is evolving and growing rapidly, and companies are continually introducing new products and services. Established web portals such as Yahoo!, Google and AOL now host user-generated videos.

    We believe the UGV solutions we offer are comparable and in many cases superior to those offered by our competitors. Competitive parameters include the range of our product offerings, the performance and quality of our products and services, the reliability of our infrastructure, our expertise and experience in technology, our scalability and capacity, ease of use and the level of customer support.

    In the realm of UGV websites, our primary competitors consist of YouTube.com, Grouper.com, AtomFilms.com, Jumpcut, Vimeo, Veoh and Metacafe. In some cases, competitors may have longer operating histories, more users, greater financial strength and more recognized brands in the industry. These competitors may be able to attract customers more easily because of their financial resources and awareness in the market.

Intellectual Property and Other Proprietary Rights

    Our performance and ability to compete in the marketplace are significantly dependent upon our proprietary technology. To establish and protect our proprietary rights, we rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements and non-compete agreements.

•
Algorithms: We have developed proprietary algorithmic filters to manage and screen content on our website. We have also developed proprietary search algorithms to assist people in finding video content more efficiently on our website.

•	“GOFISH”: We have filed for trademark protection for the name “GOFISH” with the United States Patent and Trademark Office. This application is currently pending.

•	All business partners of GoFish are required to sign confidentiality agreements. In addition, all employees are required to sign confidentiality and non-compete agreements.

Government Regulation

    Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain United States export controls and import controls of other countries may apply to our business. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement may affect the available distribution channels and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional costs for us to comply with such regulation.

    We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state, federal, and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree to which such agreements favor or disfavor Internet distribution or our business. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our services;

•	increase our cost of doing business;

•	expose us to increased litigation risk, substantial defense costs and significant liabilities; or

•	decrease the rate of growth of our user base.

    The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. Although we do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13, the manner in which these acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

    There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, e-mail marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

Employees

    As of the Closing Date, we had 14 full-time employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Legal Proceedings

    From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

Available Information

    We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s website (http://www.sec.gov).

RISK FACTORS

An investment in shares of Common Stock is highly speculative and involves a high degree of risk. Only those investors who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following risk factors in evaluating an investment in the Company.

RISKS RELATED TO OUR COMPANY

We have a history of operating losses which may continue.

    We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of approximately $2 million for the year ended December 31, 2005, and a net loss of approximately $2.3 million for the nine months ended September 30, 2006. As of September 30, 2006, our accumulated deficit was approximately $4.76 million. We have not achieved profitability on a quarterly or on an annual basis. We may not be able to reach a level of revenue to achieve profitability. Our gross revenues as of September 30, 2006, were approximately $19,000. To date, our revenues have been insignificant and not sufficient to achieve our business plan. If our revenues grow more slowly than anticipated or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

Our financial results, including our revenues, fluctuate and may be difficult to forecast.

    Our quarterly revenues, expenses and operating results are unpredictable. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

•	our ability to attract visitors to our website;

•	our ability to increase the number of visitors to our website and to encourage them to upload their videos or participate in our programming;

•	the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures;

•	our ability to control our gross margins;

•	technical difficulties consumers might encounter in using our website;

•	our ability to generate revenue through third-party advertising and our ability to be paid fees for advertising on our site;

•	our ability to obtain cost-effective advertising on other entities’ websites; and

•	the effectiveness of offline advertising in generating additional traffic to our website.

    Due to all of these factors, our operating results may fall below the expectations of investors, which could cause a decline in the price of our Common Stock.

Our limited operating history makes evaluation of our business difficult.

    We were incorporated in May, 2003 and we have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. We formally launched our website in October, 2004 and we have earned only minimal revenues since our inception. The revenue received currently is insufficient to generate positive cash flows from our operations. Additionally, the income potential of our business and our website is unproven. Because of the relatively unusual nature of our business plan, our executives have limited experience in it. As a young company operating in an unproven market, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our future revenues and success depend significantly upon continuing consumer acceptance of, and participation in, user-generated video. User-generated video has emerged as a consumer medium only within the last 18 months, and we cannot predict whether its popularity will remain.

It is highly likely that we will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

    It is highly likely that we will need to raise additional capital in the future, which may not be available on reasonable terms or at all. The raising of additional capital may dilute our current stockholders’ ownership interests. Our income from operations is unlikely to be sufficient to achieve our business plan. We will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

•	pursuing growth opportunities, including more rapid expansion;

•	acquiring complementary businesses;

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	developing new services, programming or products;

•	responding to competitive pressures;

•	complying with regulatory requirements such as licensing and registration; and

•	maintaining compliance with applicable laws.

    Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

    Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

    We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may not be able to effectively manage our growth.

    Our strategy envisions growing our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally; or

•	identify and hire qualified employees or retain valued employees.

    If we are unable to manage our growth and our operations our financial results could be adversely affected.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

    We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, the financial condition of our Company may be materially adversely affected.

    We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the Company.

Losing key personnel could affect our ability to successfully grow our business.

    Our future performance depends substantially on the continued service of our senior management and other key personnel. In particular, our success depends upon the continued efforts of our management personnel, including our President and Chief Executive Officer, Michael Downing, and other members of the senior management team. We do not currently maintain key person life insurance. If our senior management were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

    We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of the recent changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

    Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of Common Stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

Our business may suffer if we do not attract and retain additional highly skilled personnel.

    To meet our expected growth, we believe that our future success will depend upon our ability to hire, train and retain other highly skilled personnel. Competition for quality personnel is intense among technology and Internet-related businesses such as ours. In addition, because we are developing new programming concepts, it may be very difficult to employ personnel who have the skills that our business plan requires. In addition, we currently do not have a Chief Financial Officer. In order to successfully compete in our industry, we will need to hire a qualified individual to fill this role as soon as practicable. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could cause our operating results to fall below our projected growth and profit targets.

We are a holding company that depends on cash flow from our wholly-owned subsidiary to meet our obligations.

    We are a holding company with no material assets other than the stock of our wholly-owned subsidiary. Accordingly, all our operations are conducted by GoFish Technologies, Inc., our wholly-owned subsidiary. We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future. Accordingly, although we do not anticipate paying any dividends in the foreseeable future, our subsidiary may not be able to generate sufficient cash flow to distribute funds to us in order to allow us to pay future dividends on, or make any distributions with respect to, our Common Stock.

All liabilities of Unibio survived the Mergers and Unibio may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

    Before the Mergers with Unibio, legal counsel conducted due diligence on Unibio customary and appropriate for a merger transaction. However, the due diligence process may not have revealed all material liabilities of Unibio existing or which may be asserted in the future against the Company relating to Unibio’s activities before the consummation of the Mergers. The Merger Agreement contained a limited shareholder post-closing adjustment to the number of shares of Common Stock issued to pre-merger GoFish Shareholders and the ITD Stockholder as a means of providing a remedy for breaches of representations made in the Merger Agreement by Unibio, including representations related to undisclosed liabilities of Unibio, however, there is no comparable protection offered to our other stockholders. Any such liabilities of Unibio may have survived the Mergers and could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

    We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

Regulatory requirements may materially adversely affect us.

    We are subject to various regulatory requirements, including the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires the evaluation and determination of the effectiveness of a company’s internal control over its financial reporting. If it is determined that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination.

RISKS RELATED TO OUR BUSINESS

We may be unable to attract advertisers to gofish.com.

    We expect that advertising revenue will comprise a significant portion of the revenue to be generated by gofish.com. Most large advertisers have fixed advertising budgets, only a small portion of which has traditionally been allocated to Internet advertising. In addition, the overall market for advertising, including Internet advertising, has been generally characterized in recent periods by softness of demand and the reduction of marketing and advertising budgets or the delay in spending of budgeted resources. Advertisers may continue to focus most of their efforts on traditional media or may decrease their advertising spending. If we fail to convince advertisers to spend a portion of their advertising budgets with us, we will be unable to generate revenues from advertising as we intend.

    Even if we initially attract advertisers to gofish.com, they may decide not to advertise to our community if their investment does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to provide value to our advertisers, advertisers may reduce the rates they are willing to pay or may not continue to place ads with us. Moreover, repercussions from “click fraud” may jeopardize the expansion of Internet advertising or adversely affect the rates that Internet advertisers are willing to pay.

We generate our revenue almost entirely from advertising, and the reduction in spending by, or loss of, advertisers could seriously harm our business.

    We generated approximately 75% of our revenues in 2005 and 80% of our revenues in the nine months ended September 30, 2006, from our advertisers. Our advertisers can generally terminate their contracts with us at any time. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our revenues and business. We may encounter difficulty collecting from our advertisers. We are a relatively small company and advertisers may choose to pay our bills after paying debts of their larger clients.

We are dependent upon several of the major search engines to continue to provide us traffic that our merchant advertisers deem to be of value, and if they do not, it could have a material adverse effect on the value of our services.

    We are dependent upon several of the major Internet search engines -- namely Google, Yahoo!, MSN and AOL -- to provide us traffic that our merchant advertisers deem to be of value. We monitor the traffic delivered to our website from the major search engines in an attempt to optimize the quality of our traffic. If our traffic is less valuable, we may have greater difficulty attracting advertising and our revenue may be negatively impacted.

If we are unable to compete in the highly competitive performance-based advertising industry, we may experience reduced demand for our services.

    We operate in a highly competitive environment. We principally compete with other companies in sales to advertisers of performance-based advertising. Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	greater ability to attract higher ad rates;

•	greater ability to verify “clicks” or other occurrences of activity on which advertising rates depend;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

    In addition, many current and potential competitors can devote substantially greater resources than we can to promotion, programming development, website development and systems development. Furthermore, currently and in the future to the extent the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

gofish.com, our online video community website, is new and rapidly evolving and may not prove to be a viable business model.

    Online user-generated video is a relatively new business model for delivering digital media over the Internet, and we have only very recently launched our efforts to develop a business centered around online content delivery. It is too early to predict whether consumers will accept, and continue to use on a regular basis, in significant numbers, online video distribution and participate in our online video community. Our online video community website, gofish.com, may fail to attract significant numbers of users, or, may not be able to retain the usership that it attracts, and, in either case, we may fail to develop a viable business model for our online video community.

    In addition, distributing video to users of our online video community website will involve substantial cost, and we expect a significant portion of the content on our online video community website to be available for free. If we are unable to successfully monetize the use of our online video community website, either through advertising or fees for use, our operating results could be adversely affected.

Our user generated video services may fail to maintain the market acceptance they have achieved or to grow beyond current levels, which would adversely affect our competitive position.

    We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. At the current time, user-generated video is widely accepted but it may not remain popular. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot be certain that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve or maintain market acceptance would have a material adverse effect on our business, financial condition and results of operations.

If the Internet video content market does not grow, we will not be successful.

    The market for our products and services is new and rapidly evolving. As a company in the Internet video field, our business model is based on an expectation that demand for Internet-based video content will increase significantly and compete with more traditional methods of television broadcasting. There can be no assurance that there is a substantial market for the services we offer. If this market does not grow, we will not be able to achieve meaningful revenues and our business model will not be successful.

If high-speed Internet access with video viewing capability is not successfully implemented globally, there will be little demand for our services.

    The video content we deliver is best viewed over a high-speed Internet, or broadband, connection. We believe increased broadband Internet use may depend on the availability of greater bandwidth or data-transmission speeds or on other technological improvements. We are largely dependent on third party companies to provide or facilitate these improvements. If networks cannot offer high-speed services because of congestion or other reasons, we believe there will be little demand for our services, and our revenues may be insufficient to achieve and maintain profitability. The deployment of corporate firewalls may also restrict the growth and availability of streaming media services and adversely affect our business model by limiting access to the content broadcast through our service. Changes in content delivery methods and emergence of new internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

We may not achieve or maintain commercial acceptance of our channels or programming.

    We face numerous competitors both in the Internet-based distribution market, and in the more traditional broadcasting arena. Many of these companies have substantially longer operating histories, significantly greater financial, marketing, manufacturing and technical expertise, and greater resources and name recognition than we do. Moreover, our offerings may not be sufficiently distinctive or may be copied by others, and consumer tastes may change such that our programming becomes less desirable. If we fail to attain commercial acceptance of our services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with services that are superior, or that the marketplace perceives are superior, to ours.

If we are unsuccessful in increasing our simultaneous viewer capacity, we will be unable to achieve broad appeal with a multiple user format.

    Our ability to be an attractive platform for a multiple user format requires us to support a number of simultaneous viewers. Adding the necessary network capacity to do so will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity successfully and on acceptable terms, we will be unable to host major events, which may limit our market opportunities.

If we fail to enhance our existing services and product applications or develop and introduce new applications and features in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

    User-generated video depends in part on rapidly changing technologies, which will impact our capacity to successfully distribute videos to our users. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

•	identify and respond to emerging technological trends in the market;

•	encourage users to develop channels and bring attractive and entertaining video to their channels;

•	develop programming that attracts and retains large numbers of unique viewers and visitors;

•	enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

•	acquire and license leading technologies;

•	bring multimedia broadcast services and applications to market and scale our business on a timely basis at competitive prices; and

•	respond effectively to new technological changes or new product announcements by others.

    We will not be competitive unless we continually introduce new services and programs or enhancements to existing services and programs that meet evolving industry standards and user needs. In the future, we may not be able to address effectively the compatibility and operability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, and require long development schedules. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and programs or enhancements to services and programs may not be sufficient to recover the associated development costs.

Our business and prospects depend on the strength of our brand, and if we do not maintain and strengthen our brand, we may be unable to maintain or expand our business.

    Maintaining and strengthening the “GoFish” brand is critical to maintaining and expanding our business. If we fail to promote and maintain the GoFish brand successfully, our ability to sustain and expand our business and enter into new markets will suffer. Maintaining and strengthening our brand will depend heavily on our ability to continue to develop and provide innovative and high-quality technologies and programming for consumers, content owners, consumer hardware device manufacturers and software vendors, as well as to develop and grow our online video community website, gofish.com. Moreover, we have not been able to confirm that our users place a high value on our brand, relative to our competitors.

We may be subject to market risk and legal liability in connection with the data collection capabilities of gofish.com.

    Many components of gofish.com are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, we collect certain information from users. Our collection and use of such information may be subject to U.S. state and federal privacy and data collection laws and regulations, as well as foreign laws such as the EU Data Protection Directive. We post an extensive privacy policy concerning the collection, use and disclosure of user data, including that involved in interactions between our client and server products. Because of the evolving nature of our business and applicable law, our privacy policy may now or in the future fail to comply with applicable law. Any failure by us to comply with our posted privacy policy, any failure by us to conform our privacy policy to changing aspects of our business or applicable law, or any existing or new legislation regarding privacy issues could impact the market for our online video community website, technologies and products and subject us to fines, litigation or other liability.

RISKS RELATED TO OUR INDUSTRY

Anything that causes our website users to spend less time on their computers, including seasonal factors and national events, may impact profitability.

    Anything that diverts users of our website from their customary level of usage could adversely affect our business. Geopolitical events such as war, the threat of war or terrorist activity, and natural disasters such as hurricanes or earthquakes all could adversely affect our profitability. Similarly, our results of operations historically have varied seasonally because many of our users reduce their activities on our website with the onset of good weather during the summer months, and on and around national holidays.

If we are unable to obtain and maintain successful relationships with network operators, we may not be able to obtain adequate distribution for the Internet channels we deliver.

    We depend on our broadband delivery networks to distribute video over the Internet and are currently negotiating partnerships with several leading network providers to provide additional hosting facilities and bandwidth. We may be unable to reach new agreements or extend existing agreements with these or other major network operators, and we may fail to establish new agreements with operators when necessary. These network operators may choose to compete with us, to enter into relationships with competitors, to change the terms on which they distribute our channels, including to increase their prices, or not to do business with us because of our size and lack of operating history. If we are unable to enter into ongoing agreements with major network operators on terms acceptable to us, we may not have adequate distribution for the Internet channels we deliver.

We rely on third parties to maintain our critical systems and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations.

    We rely on a number of third parties, including our Internet hosting facility and telephone company, for Internet and telecommunications access and software services. We have limited control over these third parties and no long-term relationships with any of them. For example, we do not own a gateway onto the Internet. From time to time, we have experienced temporary interruptions in our website connection and our telecommunications access. Slow Internet transmissions or prolonged interruptions in our website connection or telecommunications access could materially harm our business.

    Our software depends on operating system, database and server software that was developed and produced by and licensed from third parties. We have, from time to time, discovered errors and defects in the software from these third parties and we rely to some extent on these third parties to correct errors and defects in a timely manner. If we are unable to develop and maintain satisfactory relationships with these third parties on acceptable commercial terms, or if the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience disruptions in our ability to operate our business.

    A key element of our strategy is to generate a high volume of traffic to our website. Our revenues depend substantially on the number of customers who use our website. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems and network infrastructure are critical to our operating results, as well as to our reputation.

    Periodically, we have experienced minor systems interruptions, including Internet disruptions, which we believe may continue to occur from time to time. Any systems interruptions, including Internet disruptions that make our website inaccessible, would reduce our advertising volume, which could harm our business. We are continually enhancing and expanding our transaction processing systems, network infrastructure and other technologies to accommodate a substantial increase in the volume of traffic on our website. We cannot assure you that we will be successful in these efforts or that we will be able to project accurately the rate or timing of increases, if any, in the use of our website or timely expand and upgrade our systems and infrastructure to accommodate these increases. We cannot assure you that our network or our suppliers’ networks will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if our website traffic increases. If we fail to achieve or maintain our capabilities for high capacity data transmission, consumer demand for our services could decline, negatively impacting our revenues from operations.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of users, advertisers and members, and cause us to incur expenses to make architectural changes.

    To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. In 2007, we expect to spend substantial amounts to purchase or lease data centers and equipment and to upgrade our technology and network infrastructure to handle increased traffic on our website and to roll out new products and services. This expansion is going to be expensive and complex and could result in inefficiencies or operational failures. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during the implementation, the quality of our products and services and our users’ experience could decline. This could damage our reputation and lead us to lose current and potential users, advertisers and GoFish members. The costs associated with these adjustments to our architecture could harm our operating results. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

We may not be able to sustain or grow our business unless we keep up with changes in technology and consumer tastes.

    The Internet and electronic commerce industries are characterized by:

•	rapidly changing technology;

•	evolving industry standards and practices that could render our website and proprietary technology obsolete;

•	changes in consumer tastes and user demands;

•	challenges, such as “click fraud,” that cast doubt on otherwise legitimate activities and practices; and

•	frequent introductions of new services or products that embody new technologies.

    Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies and program formats, enhance our existing services and respond to technological advances and consumer tastes and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

Improper conduct by users of our website could subject us to claims and compliance costs.

    The terms of use of our website prohibit a broad range of unlawful or undesirable conduct. However, we are unable to block access in all instances to users who are determined to gain access to our website for improper motives. Claims may be threatened or brought against us using various legal theories based on the nature and content of information that may be posted online or generated by our users or the use of our technology to copy or distribute third-party content. Investigating and defending any of these types of claims could be expensive, even if the claims do not ultimately result in liability. In addition, we may incur substantial costs to enforce our terms of use and to exclude certain users of our website who violate such terms of use or who otherwise engage in unlawful or undesirable conduct.

Our inability to adequately protect our proprietary technology and our programming could adversely affect our business.

    Our proprietary technology is one of the keys to our performance and ability to remain competitive. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. We are in the process of registering “gofish” with the United States Patent and Trademark Office. However, we may not be able to secure significant protection for our service marks or trademarks. Our competitors or others could adopt product or service names similar to “GoFish.” Any of these actions by others might impede our ability to build brand identity and could lead to customer confusion. Our inability to protect our service mark or trademarks adequately could adversely affect our business and financial condition, and the value of our brand name and other intangible assets.

    We rely on copyright laws to protect our proprietary software and trade secret laws to protect the source code for our proprietary software. We generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our proprietary information may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. A third party might obtain and use our software or other proprietary information without authorization or develop similar software independently. It is difficult for us to police the unauthorized use of our technology, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. The laws of other countries may not provide us with adequate or effective protection of our intellectual property.

    Our programming may be copied or emulated, which would negatively impact our ability to distinguish GoFish from our competitors.

We may infringe on third-party intellectual property rights and could become involved in costly intellectual property litigation.

    Other parties claiming infringement by our software or other aspects of our business could sue us. We may be liable to third parties for content available or posted on our website, including music videos and clips from movies or television, which may violate the copyright, trademark or other intellectual property rights of such third parties, or we may be liable if the content is defamatory. Universal Music Group has announced its concern with sites such as MySpace and YouTube, noting potential violation of copyright laws, and is considering filing suit for infringement.

    We are not currently involved in any suit that would have a material effect on our business.

    However, any future claims, with or without merit, could impair our business and financial condition because they could:

•	result in significant litigation costs;

•	divert the attention of management;

•	divert resources; or

•	require us to enter into royalty and licensing agreements that may not be available on terms acceptable to us or at all.

    In the future, we may also file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation over these issues, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could reduce our profitability.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third-party technology on commercially reasonable terms.

    We rely on a variety of technology that we license from third parties, such as Macromedia. These third-party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our proprietary software

Our network is subject to security risks that could harm our reputation and expose us to litigation or liability.

    Online commerce and communications depend on the ability to transmit confidential or proprietary information securely over private and public networks. Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could impair our ability to distribute technologies and products or collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. Any successful attack or breach of our security could hurt consumer demand for our technologies and products and expose us to consumer class action lawsuits and other liabilities.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted and enforced, and whether new similar laws will be enacted in the future which may apply to our business in ways that may subject us to potential liability.

    The Child Online Protection Act and the Children's Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors, direct our website to children under the age of 13, or collect personal information from children under the age of 13. However, we are not able to control the ways in which consumers use our technology, and our technology may be used for purposes that violate these laws. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations.

Increasing governmental regulation of the Internet could harm our business.

    We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, advertising, intellectual property rights and information security. Furthermore, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet.

    Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The majority of these laws were adopted before the advent of the Internet, and do not contemplate or address the unique issues raised by the Internet. The courts are only beginning to interpret those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

    In addition, several telecommunications carriers have requested that the Federal Communications Commission regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically which could result in the reduced use of the Internet as a medium for commerce and have a material adverse effect on our Internet business operations.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

    Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

 More individuals are using non-PC devices to access the Internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

    The number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices, has increased dramatically. We originally designed our services for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and the versions of our service developed for these devices may not be compelling to users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we may fail to capture a sufficient share of an increasingly important portion of the market for user-generated video.

RISKS RELATED TO OUR COMMON STOCK

You may have difficulty trading and obtaining quotations for the Common Stock.

    The Common Stock is currently eligible for quotation on the NASD’s OTC Bulletin Board under the symbol “GOFH.OB.” The Common Stock is not actively traded. As a result, a stockholder may find it difficult to dispose of, or to obtain accurate quotations of the price of, the Common Stock. This severely limits the liquidity of the Common Stock, and would likely have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital.

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of the Common Stock which may affect the trading price of the Common Stock.

    The Common Stock is currently quoted on the NASD’s OTC Bulletin Board, and trades below $5.00 per share; therefore, the Common Stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the Common Stock and reducing the liquidity of an investment in the Common Stock.

There is a limited public market for shares of the Common Stock, which may make it difficult for investors to sell their shares.

    There is a limited public market for shares of the Common Stock. An active public market for shares of Common Stock may not develop, or if one should develop, it may not be sustained. Therefore, investors may not be able to find purchasers for their shares of the Common Stock.

The price of the Common Stock may become volatile, which could lead to losses by investors and costly securities litigation.

    The trading price of the Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of technological innovations by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new services by us or our competitors;

•	sales of our Common Stock or other securities in the open market;

•	conditions or trends in the Internet and online commerce industries; and

•	other events or factors, many of which are beyond our control.

    The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on the Common Stock, and stockholders may lose the entire amount of their investment.

    A dividend has never been declared or paid in cash on the Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Securities analysts may not initiate coverage or continue to cover the Common Stock, and this may have a negative impact on its market price.

The trading market for the Common Stock will depend on the research and reports that securities analysts publish about us and our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover the Common Stock. If securities analysts do not cover the Common Stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of the Common Stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our Board of Directors. As of October 27, 2006, there were 22,932,561 shares of Common Stock outstanding (after giving effect to the stock split), and 6,867,445 shares of Common Stock reserved for issuance under our 2006 Plan, and issuable upon exercise of outstanding warrants and options. We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our Common Stock may create downward pressure on the trading price of our Common Stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our Common Stock are currently quoted on the OTC Bulletin Board.

The Common Stock is controlled by insiders.

Former GoFish shareholders and the officers and directors of the Company beneficially own approximately 38% of our outstanding Common Stock. Such concentrated control of the Company may adversely affect the price of our Common Stock. Our principal security holders may be able to control matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our Common Stock in the event we merge with a third party or enter into different transactions which require stockholder approval. Accordingly, former existing GoFish Shareholders may have the power to control the election of all of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire Common Stock, you may have no effective voice in the management of the Company.

Management has substantial discretion over the use of the proceeds of the Offering.

Our management has significant flexibility in applying the net proceeds of the Offering and may apply the proceeds in ways with which you do not agree. The failure of our management to apply these funds effectively could materially harm our business.

Even though GoFish Corporation (f/k/a Unibio Inc.) is not a California corporation, your Common Stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (the “CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California. In the immediate future, we will continue the business and operations of GoFish and a majority of the business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on the Company’s ownership, we could be subject to certain provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal rights, and inspection of corporate records.

2. MANAGEMENT’S DISCUSSION AND ANALYSIS

The following Management's Discussion and Analysis should be read in conjunction with GoFish's financial statements and the related notes thereto. The Management's Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this Current Report on Form 8-K. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Current Report on Form 8-K.

As the result of the GF Merger, the Split-Off and the change in the business and operations of the Company from a biotechnology company to an Internet video network, located at www.gofish.com, a discussion of the past financial results of Unibio is not pertinent and the financial results of GoFish, the accounting acquirer, are considered the financial results of the Company on a going-forward basis.

Critical Accounting Policies

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires it to make estimates and judgments that affect the reported amounts of its assets, liabilities, revenue and expenses. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company’s critical accounting policies are set forth below.

Revenue Recognition

The Company’s revenues are derived from advertising programs. The advertising programs offer advertisers the ability to place text-based ads on videos. Revenues are recognized as revenue at the time the ads appear.

Deferred Taxes Valuation Allowance

The Company believes that sufficient uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance is required and amounted to $1.1 million at December 31, 2005. In subsequent periods, when the Company generates pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense. Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, additional portions or all of the remaining valuation allowance will be reversed back to income. Should the Company generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased. Despite the valuation allowance, the Company retains the ability to utilize the benefits of net operating loss carryforwards and research and development credits.

Comparison of the Three months Ended September 30, 2006 and 2005

	Three months	Three months
	Ended	Ended
	September 30,	September 30,	Percent
	2006	2005	Change
Revenues	$7,101	$12,004	(40.8)%

The Company is in the development stage. Since its formation, GoFish has not yet realized significant amounts of revenues.

	Three months	Three months
	Ended	Ended
	September 30,	September 30,	Percent
	2006	2005	Change
Cost of revenues and expenses	$913,402	$608,225	50.2%

Cost of revenues and expenses increased $305,177 or 50.2% due to increased salaries and wages and operating costs to support the growth of the Company.

	Three months	Three months
	Ended	Ended
	September 30,	September 30,	Percent
	2006	2005	Change
Miscellaneous income	$—	$220	(100.0)%
Interest expense	(39,603)	(10,356)	282.4%

Other income (expense)	$(39,603)	$(10,136)	290.7%

Interest expense increased $29,247 or 282.4% due to an increase in debt.

Comparison of the Nine months Ended September 30, 2006 and 2005

	Nine months	Nine months
	Ended	Ended
	September 30,	September 30,	Percent
	2006	2005	Change
Revenues	$18,857	$12,438	51.6%

The Company is in the development stage. Since its formation, GoFish has not yet realized significant amounts of revenues.

	Nine months	Nine months
	Ended	Ended
	September 30,	September 30,	Percent
	2006	2005	Change
Cost of revenues and expenses	$2,248,202	$1,317,431	70.7%

Cost of revenues and expenses increased $930,771 or 70.7% due to increased salaries and wages and operating costs to support the growth of the Company.

	Nine months	Nine months
	Ended	Ended
	September 30,	September 30,	Percent
	2006	2005	Change
Miscellaneous income	$62	$798	(92.2)%
Interest expense	(97,983)	(20,219)	384.6%

Other income (expense)	$(97,921)	$(19,421)	404.2%

Interest expense increased $77,764 or 384.6% due to an increase in debt.

Comparison of the Years Ended December 31, 2005 to 2004

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2005	2004	Change
Revenues	$29,825	$63	47,241.3%

The Company is in the development stage. Since its formation, GoFish has not yet realized significant amounts of revenues. Results for the years ended December 31, 2004 and 2005 are not comparable as the Company did not initiate its current user-generated video business until the fourth quarter of 2004. During the first three quarters of 2004, the Company’s business was a multimedia search platform serving targeted search results.

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2005	2004	Change
Cost of revenues and expenses	$1,996,419	$410,666	386.1%

Cost of revenues and expenses increased $1,585,753 or 386.1% due to increased salaries and wages and operating costs to support the growth of the Company.

	Year	Year
	Ended	Ended
	December 31,	December 31,	Percent
	2005	2004	Change
Miscellaneous income	$798	$406	96.6%
Interest expense	(34,235)	—	—%

Other income (expense)	$(33,437)	$406	8,335.7%

Interest expense increased $34,235 due to an increase in debt.

Liquidity and Capital Resources

To date, the Company has funded its operations primarily through private sales of equity securities and borrowings. As of September 30, 2006, the Company had raised a total of $3,188,830 in debt and $647,142 in preferred stock, net of issuance costs. As of September 30, 2006, the Company’s sources of liquidity consisted of $21,060 in cash and it had a negative working capital of $3,835,213.

Through September 30, 2006, the Company has issued $2,246,000 of convertible promissory notes. Each convertible promissory note, unless converted, and any accrued but unpaid interest, is due and payable upon the date that is one year after the issuance date of the applicable promissory note. The Company cannot repay any amounts outstanding without the prior written consent of the applicable note holder. The convertible promissory notes bear interest at a rate of 6% per year.

       The occurrence of any of the following shall constitute an event of default (i) the failure to make any payment of interest or any other amount payable and the continuation of such failure for sixty days; or (ii) the filing of a petition by or against the Company under any provision of the Bankruptcy Reform Act of 1978, as amended.

         As of September 30, 2006, the Company is in default on principal and interest payment on some of the convertible promissory notes. The Company solicited from the holders of the convertible promissory notes, subscriptions for Units in the Offering. Rather than accepting cash consideration for Units acquired by these note holders, the Company agreed to issue Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration of the note holders’ cancellation of the existing notes. The Company paid, in full, the principal plus interest due on the applicable notes to any note holder who elected not to acquire Units in the Offering.

        In 2006, the Company issued a $100,000 note payable to one of its shareholders. The note payable was due April 30, 2006 and bore interest at a rate of 10% per year. As of September 30, 2006, the Company was in default on the note payable.  On the Closing Date, this debt was retired in full with proceeds of the Offering.

        In 2006, the Company issued bridge notes in the principal amount of $800,000 to Internet Television Distribution LLC (the “Lender”). The bridge notes are due October 31, 2006, but may be extended, and bear interest at a rate of 5% per month. The bridge notes are secured by existing and future personal property, including patents, trademarks, and copyrights. The bridge notes contained covenants pursuant to which the Company agreed not to take certain actions until repayment of such notes. At September 30, 2006 the Company was in compliance with these covenants. On the Closing Date, the Lender cancelled the debt (including principal and interest) represented by the bridge notes in full and received 579,642 Units in the Offering.

Comparison of the Nine months Ended September 30, 2006 and 2005

         Cash used in operating activities was $1,699,077 for the nine months ended September 30, 2006 compared to cash used in operating activities of $1,102,637 for the nine months ended September 30, 2005. Operating losses resulted from a use of cash and working capital provided a source of cash to the Company for the nine months ended September 30, 2006 and 2005. Cash was provided by operating activities for the nine months ended September 30, 2006 and 2005 primarily due to the Company’s continued management of cash. The Company was able to offset cash used to fund its operating losses by increasing cash collections from its customers and deferring cash payments to its vendors. Cash flows are inadequate to cover expenditures for cost of revenues and expenses and cash is being used to fund operating losses.

         In the nine months ended September 30, 2006, the primary use of cash in operating activities was a $2,327,266 net loss. In the nine months ended September 30, 2006, the primary source of cash provided by operating activities was $32,169 of depreciation and amortization, $248,068 in stock-based compensation, a $16,624 decrease in accounts receivable, a $213,162 increase in accounts payable, and a $117,826 increase in accrued liabilities.

        In the nine months ended September 30, 2005, the primary use of cash in operating activities was a $1,324,414 net loss, an $11,002 increase in accounts receivable, and a $1,256 increase in other assets. In the nine months ended September 30, 2005, the primary source of cash provided by operating activities was $17,993 of depreciation and amortization, $43,695 in stock-based compensation, a $137,517 increase in accounts payable, and a $34,830 increase in accrued liabilities.

        Cash used in investing activities was $48,601 and $30,482 for the nine months ended September 30, 2006 and 2005. Cash has been used in investing activities to purchase property and equipment needed to support its operations.

Cash provided by financing activities was $1,725,000 and $1,144,094 for the nine months ended September 30, 2006 and 2005, with borrowings and proceeds from issuance of preferred stock as the source of cash provided by financing activities. For the nine months ended September 30, 2006, $1,725,000 was provided from borrowings under debt obligations. For the nine months ended September 30, 2005, $1,050,000 was provided from borrowings under debt obligations and $94,094 was provided for the issuance of preferred stock, net of issuance costs.

        The Company’s ability to increase its revenues and manage its operating expenses to a level that can be financed by existing cash is critical to its ability to continue as a going concern. The Company intends to increase its expenditure levels. The Company plans to continue to manage its growth and working capital and obtain additional funds through the GF Merger and the Offering.

The Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise additional funds through public or private equity or debt financing or from other sources. The Company cannot be assured that additional financing will be available on acceptable terms, or at all.

Comparison of the Years Ended December 31, 2005 and 2004

        Cash used in operating activities was $1,608,717 for the year ended December 31, 2005, compared to cash used in operating activities of $315,209 for the year ended December 31, 2004. Operating losses resulted from a use of cash and working capital provided a source of cash to the Company for the years ended December 31, 2005 and 2004. Cash was provided by operating activities for the years ended December 31, 2005 and 2004 primarily due to the Company’s continued management of cash. The Company was able to offset cash used to fund its operating losses by deferring cash payments to its vendors. Cash flows are inadequate to cover expenditures for cost of revenues and expenses and cash is being used to fund operating losses.

        In the year ended December 31, 2005, the primary use of cash in operating activities was a $2,000,031 net loss, a $16,561 increase in accounts receivable, and a $340 increase in other assets. In the year ended December 31, 2005, the primary source of cash provided by operating activities was $26,203 of depreciation and amortization, $57,935 in stock-based compensation, a $265,489 increase in accounts payable, and a $58,588 increase in accrued liabilities.

        In the year ended December 31, 2004, the primary use of cash in operating activities was a $410,197 net loss, a $63 increase in accounts receivable, and a $10,000 increase in other assets. In the year ended December 31, 2004, the primary source of cash provided by operating activities was $9,521 of depreciation and amortization, $6,635 in stock-based compensation, a $66,034 increase in accounts payable, and a $22,861 increase in accrued liabilities.

        Cash used in investing activities was $49,607 and $54,062 for the years ended December 31, 2005 and 2004. Cash has been used in investing activities to purchase property and equipment needed to support the Company’s operations and has been used to make advances to a founder and shareholder.

         Cash provided by financing activities was $1,515,094 and $553,048 for the years ended December 31, 2005 and 2004, with borrowings and proceeds from issuance of preferred stock as the source of cash provided by financing activities. For the year ended December 31, 2005, $1,421,000 was provided from borrowings under debt obligations and $94,094 was provided for the issuance of preferred stock, net of issuance costs. For the year ended December 31, 2004, $553,048 was provided for the issuance of preferred stock, net of issuance costs.

The Company currently rents its office facilities under a month-to-month lease.

Summary of Critical Accounting Policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods covered by the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in banks.

The Company generally requires no collateral from its customers. For the nine months ended September 30, 2006, three customers accounted for 49%, 22%, and 10% of total revenues.

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Impairment of Long-Lived Assets - The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset's carrying value over its fair value. No assets were determined to be impaired in 2005 or 2004.

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized.

Revenue Recognition - Revenues are derived from advertising programs. Our advertising programs offer advertisers the ability to place text-based ads on videos. Revenues are recognized as revenue at the time the ads appear.

Expense Recognition - Expenses are charged to expense as incurred.

Advertising and Promotion Costs - Expenses related to advertising and promotions of products are charged to expense as incurred. Advertising and promotional costs totaled $56,630 for the nine months ended September 30, 2006 and $115,028 for the period from inception to September 30, 2006.

Stock-Based Compensation - Effective January 1, 2006, the Company adopted the provision of Statement of Financial Accounting Standards (SFAS) No. 123 (R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123 (R), share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period, generally the vesting period of the equity grant. Before January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock Based Compensation.” The Company elected to adopt the modified prospective transition method as provided by SFAS 123 (R) beginning January 1, 2006, and, accordingly, financial statement amounts for prior periods have not been restated to reflect the fair value method of expensing share-based compensation.

Compensation cost was recognized for the employee share-based awards prior to January 1, 2006. Therefore, the adoption of SFAS 123 (R) does not have a material effect on the comparability of the financial statements.

Quantitative and Qualitative Disclosures about Market Risk

The Company does not use derivative financial instruments in its investment portfolio and has no foreign exchange contracts. Its financial instruments consist of cash, trade accounts receivable, accounts payable, and long-term obligations. The Company’s exposure to market risk for changes in interest rates relates primarily to its debt; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

At September 30, 2006, the Company had $21,060 in cash. A hypothetical 10% increase or decrease in interest rates would not have a material impact on its earnings or losses, or the fair market value or cash flow from cash.

Off-Balance Sheet Arrangements

For the nine months ended September 30, 2006 and the fiscal years ended December 31, 2005 and 2004, we did not have any off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B, promulgated by the SEC.

3. DESCRIPTION OF PROPERTY

Our executive offices are located at 500 Third Street, Suite 260, San Francisco, California 94107 and our phone number is (415) 738-8705. Our executive offices total approximately 5,000 square feet.  We currently lease such facilities for $6,700 per month. The term of the lease expired in January, 2006, and we are currently leasing the facility on a month-to-month basis.

4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Closing Date, after the successful consummation of the Mergers, by (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the Common Stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o GoFish Corporation, 500 Third Street, Suite 260, San Francisco, CA 94107. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 27, 2006 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding[2]
Michael Downing	1,631,000		7.11%
Riaz Valani[1]	4,520,656	[3,4]	19.38%
Tabreez Verjee[1]	4,369,463	[4]	18.82%

Executive Officers and Directors as a Group	6,151,657		26.37%

1 Address is 579 University Avenue, Palo Alto, CA 94301.

2 Based on 22,932,561 shares of the Company’s stock issued and outstanding as of the Closing Date.

3   Includes 46,805 shares of Common Stock. Includes 21,360 warrants exercisable within 60 days. Includes options to purchase 83,028 shares of Common Stock which are exercisable within 60 days of October 27, 2006.

4 Includes 3,500,000 shares of Common Stock issued to the Lender, as the sole stockholder of ITD, in connection with the ITD Merger. Includes 579,642 shares of Common Stock and 289,821 Investor Warrants held by the Lender which are exercisable within 60 days (such Common Stock and Investor Warrants to be issued in connection with the conversion of indebtedness under the Loan Agreement). Messrs. Verjee and Valani are members of the Lender and have shared voting and investment power over the shares indicated as being beneficially owned by each of them.

5. DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the executive officers and directors of the Company following the Mergers and hold the offices set forth opposite their names.

Name	Age	Position
Michael Downing	34	President and Chief Executive Officer, Secretary Director
Riaz Valani	30	Director
Tabreez Verjee	31	Director

Michael Downing, President, Chief Executive Officer, Secretary & Director

Michael Downing joined the Company as its President and Chief Executive Officer on the Closing Date. Mr. Downing co-founded GoFish Technologies, Inc. in 2003 and serves as its Chief Executive Officer. Mr. Downing was also the co-founder and chief executive officer of Musicbank Inc., the first fully licensed music subscription platform on the Internet in partnership with Time Warner, Sony, BMG, Universal, EMI and Virgin, where he worked from 1999 through 2001. Mr. Downing is the former chief operating officer at Sonique, one of the first online music management applications and technologies enabling consumers to listen to music files on their computers. Sonique was sold to Lycos in 1999. Mr. Downing co-founded and until 1998 was the senior vice president of Addwater Inc., an early interactive agency in San Francisco that worked with leading brands such as Adidas, Sony and Joe Boxer. Mr. Downing is a digital media expert and a frequent speaker on new technology and consumer behavior. He received his B.A. from the University of California, Davis.

Riaz Valani, Director

Riaz Valani joined the Company’s Board on the Closing Date. Mr. Valani is currently a General Partner at Global Asset Capital, LLC, where he has worked since 1997. He previously served as Chairman of Viventures Partners SA and President of IMDI/Sonique.  Mr. Valani was a Managing Director of Global Entertainment Capital and was with Gruntal & Co. focused on private equity and asset securitizations.   Mr. Valani was one of the two investment bankers that engineered the acclaimed “David Bowie Bonds” which was awarded Deal of the Year in 1997.  Mr. Valani also privatized Quorum Growth Capital, one of Canada’s leading publicly traded venture capital firms in a successful management led buyout.  Cumulatively he has several billion dollars of transactional expertise across structured finance, real estate, and private equity. He has overseen portfolios of over fifty venture investments in technology, media, and telecom companies, and real estate investments in over twenty office and hospitality properties. He currently serves as a Director of Wafergen Inc., Maritz Properties, Inc., Avex Funding Corporation and is a Charter Member of TiE.

Tabreez Verjee, Director

Tabreez Verjee joined the Company’s Board on the Closing Date. Mr. Verjee is currently a General Partner at Global Asset Capital, LLC, where he has worked since 1997. Mr. Verjee most recently served as the managing partner for a holding company which managed over $500M in committed assets across two venture capital funds and over 40 portfolio companies in the U.S and Europe.   Prior to this, Mr. Verjee co-headed IMDI/Sonique and successfully negotiated its sale for over a 200 times return on investment.  Sonique was one of the two leading downloadable music software companies of its time having over three million unique users and being the fifth-most downloaded application on the Internet in 1999. Previously, Mr. Verjee was Managing Director of Global Entertainment Capital which had $150M in committed capital for doing complex media asset securitizations. Mr. Verjee started his career as a strategy consultant at Bain & Company and received his B.S. in Engineering with honors at U.C. Berkeley. He currently sits on the Board of Directors of Kiva.org, the world’s first peer-to-peer microfinance company, which was recently named Business Week’s innovation of the week, and is a Charter Member of TiE.

Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal of state securities laws or commodities laws. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Board of Directors and Corporate Governance

The Company expects that its Board of Directors will consist of five members. As of the Closing Date, Michael Downing, appointed by GoFish, and Riaz Valani and Tabreez Verjee, appointed by ITD, serve on the Company’s Board. ITD has the right to appoint one additional director and Unibio Stockholders have the right to appoint one director. We are looking for qualified candidates to fill the remaining vacancies on the Board. Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified. The director appointed by GoFish (Michael Downing) and the director to be appointed by the Unibio Stockholders will be up for reelection at our first annual meeting. The directors appointed by ITD (including Riaz Valani, Tabreez Verjee and one additional director) will not be up for reelection at such time. On the Closing Date, Stephen B. Jackson, Dianxiang Wu and Jianhua Xue, constituting all of the directors of Unibio before the Mergers, appointed Michael Downing, Riaz Valani and Tabreez Verjee to fill vacancies on the Board.  Also on the Closing Date, Messrs. Jackson, Wu and Xue resigned from the Board.

Board Committees

The Board intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by Sarbanes-Oxley and the national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B, as promulgated by the SEC.  Additionally, the Board is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by the Board, the full Board will undertake the duties of the audit committee, compensation committee and nominating committee. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Code of Ethics

The Company has not formally adopted a written code of ethics that applies to the Company’s principal executive officer, principal financial officer or controller, or persons performing similar functions. Based on the Company’s small size, early development stage and limited financial and human resources, Unibio did not adopt a written code of ethics before the Mergers. We intend to formalize and adopt a written code of ethics as soon as practicable following the Closing Date.

Advisory Board

We will have an Advisory Board to advise us on matters related to business strategy and our plan of operations. We anticipate that Vishal Garg will be a member of our Advisory Board. The Board of Directors may nominate other members to the Advisory Board in its discretion.

6. EXECUTIVE COMPENSATION

Executive Compensation

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer.

Summary Compensation Table

Name and Position (1)	Year	Annual Salary (2)	Bonus	Securities Underlying Options/SARs (#)

Michael Downing	2005	$72,000	—	—
Chief Executive Officer	2004	$18,000	—	—

(1) In the last two fiscal years there were no employees with salaries equal to or greater than $100,000 per year.

(2) The annual salary for Michael Downing during 2004 represents payments made from October through December 2004.

Option/SAR Grants in Last Fiscal Year

We did not grant any stock options to executive officers during fiscal year 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year

None of our executive officers exercised any stock options during fiscal year 2005.

Employment Agreements

On the Closing Date and in connection with the GF Merger, Mr. Downing and the Company entered into an employment agreement whereby Mr. Downing holds the positions of President and Chief Executive Officer. A copy of Mr. Downing’s Employment Agreement has been attached as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Downing’s employment agreement provides for a term of four years with an annual base salary of $175,000 and a bonus subject to the Company achieving its target performance levels as approved by the compensation committee of the Board. Mr. Downing also is entitled to receive an option grant of 500,000 shares from the Company’s 2006 Plan, one-third (1/3) of which will vest upon the first anniversary of the grant, with an additional one-thirty sixth (1/36) of the option vesting on the last day of each month thereafter. Under the agreement, Mr. Downing is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by the Company. Mr. Downing and his spouse and dependents are entitled to participate in the Company’s benefit plans in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels as the Company makes such opportunities available to all of the Company’s managerial or salaried executive employees and their dependents. Subject to certain notice requirements, either of Mr. Downing or the Company is entitled to terminate the employment agreement at any time. If the Company terminates the employment agreement without Cause (as defined in the agreement) or Mr. Downing terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. Downing is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, unused vacation days accrued, and his full base salary through his scheduled termination date, plus a severance payment in an amount equal to his then-current annual base salary, as well as continuation at the Company’s expense of Mr. Downing’s participation in the benefit programs.

Compensation of Directors

There are currently no compensation arrangements in place for members of the Board of Directors. We expect to establish these arrangements as new members are appointed to the Board of Directors.

2006 Equity Incentive Plan

Before the Closing Date, our Board and the Unibio Stockholders approved and adopted the 2006 Equity Incentive Plan (the “2006 Plan”). A copy of the 2006 Plan is attached as Exhibit 10.7 to this Current Report on Form 8-K.

As of the Closing Date, a total of 2,000,000 shares of our Common Stock were reserved for issuance under the 2006 Plan, of which awards for 500,000 shares were granted. On October 30, 2006, in accordance with the terms of the 2006 Plan, the Board increased the number of shares reserved under the 2006 Plan to 4,000,000 shares, subject to approval by the Company's stockholders within one year of such date. If an incentive award granted under the 2006 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2006 Plan.

Shares issued under the 2006 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity do not reduce the maximum number of shares available under the 2006 Plan. In addition, the number of shares of Common Stock subject to the 2006 Plan, any number of shares subject to any numerical limit in the 2006 Plan, and the number of shares and terms of any incentive award shall be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the compensation committee of the Board (or the Board in the absence of such a committee) will administer the 2006 Plan. Subject to the terms of the 2006 Plan, the compensation committee would have complete authority and discretion to determine the terms of awards under the 2006 Plan.

Grants

The 2006 Plan authorizes the grant to 2006 Plan participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”), and stock appreciation rights, as described below:

•
Options granted under the 2006 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of Common Stock covered by an option cannot be less than the fair market value of the Common Stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2006 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board has the power to amend, suspend or terminate the 2006 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of the date of such change. Unless sooner terminated, the 2006 Plan terminates ten years after it is adopted.

On the Closing Date, options were granted to Mr. Downing on the following terms:

NAME	# OF SHARES	EXERCISE PRICE	VESTING SCHEDULE	EXPIRATION
Michael Downing	500,000	$1.50/ share	1/3 on the first anniversary of the grant 1/36 each month thereafter	10 years from date of grant

7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Directors of Unibio

Prior to the Closing Date, Unibio transferred all of its operating assets and liabilities to its wholly-owned subsidiary, Leaseco, and on the Closing Date, split-off Leaseco through the sale of all of the outstanding capital stock of Leaseco. In connection with the Split-Off, 9,166,666 shares of Common Stock held by two former directors of Unibio (prior to the Mergers) were surrendered and cancelled without further consideration.

Transactions with Founders - Edward Casey and Michael Downing

On October 15, 2004, Edward Casey, a co-founder of GoFish Technologies, Inc., entered into a Restricted Stock Purchase Agreement with GoFish pursuant to which he purchased 1,000,000 shares of common stock at price of $0.001 per share (the “Casey Shares”), for an aggregate purchase price of $1,000. Under the terms of the agreement, the Casey Shares vested on a 48-month vesting schedule. At such time as Mr. Casey’s employment with GoFish terminated, GoFish had the right to repurchase the unvested portion of the Casey Shares. On June 1, 2005, GoFish and Mr. Casey entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), pursuant to which Mr. Casey resigned from his position with GoFish. Under the Settlement Agreement, GoFish repurchased 666,667 of the Casey Shares for $666.67 and Mr. Casey retained 333,333 shares of GoFish common stock.

On May 7, 2003 and October 15, 2004, Michael Downing, the Chief Executive Officer and co-founder of GoFish entered into stock purchase agreements with GoFish pursuant to which he purchased a total of 7,200,000 shares of common stock, for total consideration of $805. On October 22, 2004, GoFish entered into a stock restriction agreement with Michael Downing (the “Stock Restriction Agreement”). Under the Stock Restriction Agreement, 3,600,000 shares of common stock held by Mr. Downing became subject to a repurchase option by GoFish (the “Restricted Shares”). Under the terms of the Stock Restriction Agreement, all Restricted Shares would have been released from GoFish’s repurchase option as of November 1, 2006. Under the terms of the Merger Agreement, GoFish waived its right to repurchase the Restricted Shares.

In September, 2005 and June, 2006, GoFish entered into Stock Repurchase Agreements with Michael Downing (the “Repurchase Agreements”). Under the terms of the Repurchase Agreements, Mr. Downing sold GoFish a total of 2,656,511 shares of common stock for a purchase price of $265.20.

In 2004 and 2005, GoFish advanced an aggregate of $17,216 to Michael Downing which Michael Downing repaid in October, 2006.

On Apri1 21, 2006, Michael Downing made a loan to GoFish in the principal amount of $100,000 (the “Downing Loan”). The Downing Loan bears interest at a rate of 10%, compounded annually. The Downing Loan was due on April 30, 2006, and was repaid by the Company on the Closing Date.

Transactions with Internet Television Distribution Inc. and its Affiliates

Riaz Valani is party to an Advisory Board Agreement with GoFish dated as of March 3, 2004 (the “Advisory Agreement”). Under the Advisory Agreement, Mr. Valani has agreed to provide certain consulting and advisory services to GoFish. The Advisory Agreement has a term of four years and may be terminated by either party with 30 days’ prior notice. In consideration for the services provided under the Advisory Agreement, GoFish granted Mr. Valani options to purchase 350,000 shares of GoFish common stock pursuant to the terms of the 2004 Plan. Such options to purchase common stock were exercisable at a price of $.02 per share, with an expiration date of October 20, 2014. In the GF Merger, Mr. Valani’s options automatically became options to purchase shares of Common Stock, along with the other outstanding options to purchase shares of GoFish common stock, at an exercise price of $0.06 per share.

Riaz Valani and Tabreez Verjee, who currently serve as directors of the Company, entered into consulting agreements with ITD on September 28, 2006. Under the terms of the consulting agreements, Messrs. Valani and Verjee provide advisory services to ITD. The consulting agreements have a term of one year and may be renewed with the consent of the parties. Compensation under the consulting agreements is $100 each per year as well as the reimbursement of all reasonable expenses incurred. ITD also has a consulting agreement with GoFish, pursuant to which it provides advisory services to GoFish related to GoFish’s operational and strategic business strategy. ITD’s sole stockholder is Internet Television Distribution LLC (the “Lender”), in which Messrs. Verjee and Valani are the only members.

On the Closing Date, and in accordance with the Merger Agreement, the ITD Acquisition Sub, a wholly-owned subsidiary of Unibio, merged with and into ITD, with ITD remaining as the surviving entity and a wholly-owned subsidiary of Unibio. In connection with the ITD Merger, the Company issued 3,500,000 shares of Common Stock to the ITD Stockholder in exchange for the issued and outstanding shares of ITD. Following the ITD Merger, ITD continues to provide advisory and consulting services to GoFish.

GoFish and the Lender were parties to a Loan Agreement (the “Loan Agreement”), dated August 22, 2006, as subsequently amended on September 22 and September 28, 2006. Under the terms of the Loan Agreement, GoFish became indebted to the Lender in the approximate amount of $869,463 (including interest) (the “Loan”) as a result of funds borrowed by GoFish from the Lender since August 22, 2006. The Loan was scheduled to mature on October 31, 2006 but could have been extended in connection with the Mergers. Interest accrued on the Loan at the rate of 5% per month, and the terms of the Loan provided for additional interest payments in certain circumstances. The Loan was secured by a security interest in all of GoFish’s existing and future personal property, including its patents, trademarks and copyrights, as granted by several security agreements. Michael Downing also pledged all shares of GoFish common stock owned by him to the Lender as additional collateral for GoFish’s obligations under the Loan Agreement. The Loan Agreement contained covenants pursuant to which GoFish agreed not to take certain actions until repayment of the Loan. The Loan Agreement also provided for certain changes in the terms of the Loan if GoFish delayed entry into the Merger Agreement past October 31, 2006, or if GoFish had not consummated the Transactions.

In connection with the Offering, the Lender agreed to convert the Loan into Units at the rate of one Unit for each $1.50 of unpaid principal and accrued interest of the Lender’s Loan. As of the Closing Date, the Lender cancelled the debt in full and received 579,642 Units in the Offering. Upon conversion of the Loan, the Lender’s security interest was terminated and discharged, and GoFish was no longer subject to the obligations of the Loan Agreement. The Lender further agreed, upon the conversion of the Loan into Units, to forgo any interest beyond 5% per month. After the completion of the Transactions, the Lender beneficially owned approximately 18.8% of our Common Stock.

8. DESCRIPTION OF SECURITIES.

Authorized Capital Stock

Immediately prior to the GF Merger, the authorized capital stock of GoFish consisted of 36,000,000 shares of common stock and 3,905,000 shares of preferred stock, designated as Series A Preferred Stock.

Following the GF Merger, the Company's amended Articles of Incorporation, filed with the Secretary of State of the State of Nevada on September 14, 2006, authorize the issuance of 310,000,000 shares of capital stock, of which there are authorized 300,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of blank-check preferred stock.

Capital Stock Issued and Outstanding

As of the Closing Date, after giving effect to the Transactions, and taking into account the warrants to acquire shares of Common Stock, the shares issued to the Lender and 1-0 Holdings and the grant of options under the 2006 Plan and 2004 Plan, there were issued and outstanding of the Company, on a fully diluted basis:

•	22,932,561 shares of Common Stock;

•	0 shares of preferred stock;

•	New Options to purchase 786,935 shares of Common Stock under the 2004 Plan and options to purchase 500,000 shares of Common Stock under the 2006 Plan; and

•	Investor Warrants to purchase 4,000,000 shares of Common Stock issued to the investors in the Offering and New Warrants to purchase 80,510 shares of Common Stock issued to GoFish warrant holders.

Description of Common Stock

The Company is authorized to issue 300,000,000 shares of Common Stock, 22,932,561 shares of which issued and outstanding as of the Closing Date. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to the Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board from time to time, the Common Stock holders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of the Company, the Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

In accordance with the Registration Rights Agreement, GoFish expects to file within 120 days of the Closing Date, a registration statement (the “Registration Statement”) registering for resale an aggregate of 12,000,000 shares of Common Stock underlying the Units (including 8,000,000 shares included in the Units and 4,000,000 shares issuable upon exercise of the Investor Warrants included in the Units) acquired by investors and note holders in the Offering consistent with the terms and provisions of the Registration Rights Agreement, attached hereto as Exhibit 10.3. The Company agreed to use commercially reasonable efforts to cause this Registration Statement to become effective no later than 120 days after the date filed. The Company also agreed to use commercially reasonable efforts to maintain the effectiveness of this Registration Statement through the second anniversary of the date the Registration Statement is declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the Offering with respect to all of their shares, whichever is earlier.

Description of Preferred Stock

The Company is authorized to issue 10 million shares of “blank check” preferred stock, $0.001 par value per share, none of which as of the date hereof is designated or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the Company's stockholders.

Description of Warrants

After the consummation of Mergers and the Offering, on the Closing Date, there were Investor Warrants issued to purchase 4,000,000 shares of Common Stock held by investors purchasing Units in the Offering. The Investor Warrants gave the holders the right to purchase such shares of Common Stock for a period of five years at an exercise price of $1.75 per share. Also on the Closing Date, the Company issued to the former GoFish warrant holders, New Warrants to purchase 80,510 shares of Common Stock for one year at an exercise price of $0.61 per share.

The Investor Warrants issued in the Offering are callable by the Company under certain circumstances. At the option of the holder, the Investor Warrants may be exercised by cash payment of the exercise price or, in the event that the Registration Statement is not declared effective by the SEC within one year of the Closing Date, by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the Investor Warrants with a “fair market value” equal to such aggregate exercise price. The Company will not receive additional proceeds if the Investor Warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable on exercise of the Investor Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Investor Warrants. If, upon exercise of the Investor Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to the Investor Warrant holder.

Description of Options

Michael Downing, our President and Chief Executive Officer, was granted options to purchase 500,000 shares of Common Stock on the Closing Date. Such options were issued pursuant the 2006 Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant. Also on the Closing Date, there were issued and outstanding, New Options to purchase 786,935 shares of Common Stock under the 2004 Plan, issued to the holders of GoFish options before the GF Merger, exercisable for one year at an exercise price of $.06 per share.

PART II

1.  MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

The Company’s Common Stock is currently available for trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “GOFH.OB.” As of the Closing Date, there was no bid history for the Common Stock because the Common Stock had never been traded.

As of the Closing Date, there were approximately 113 holders of record of shares of the Common Stock.

Trades in the Common Stock may be subject to Rule 15g-9 of the Exchange Act, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of the Common Stock. As a result of these rules, investors may find it difficult to sell their shares.

As of the Closing Date, there were 22,932,561 shares of Common Stock issued and outstanding with an additional 5,367,445 shares of Common Stock issuable upon the exercise of outstanding warrants and options. The 15,432,555 shares of Common Stock issued in connection with the Transactions, (including the Common Stock issued to the GoFish Shareholders, the ITD Stockholder, 1-0 Holdings and the investors in the Offering) are “restricted securities” which may be sold or otherwise transferred only if such shares are first registered under the Securities Act or are exempt from such registration requirements. As discussed elsewhere in this Current Report on Form 8-K, we have agreed to file a registration statement within 120 days of the Closing Date to register 12,000,000 shares of Common Stock (including 4,000,000 shares of Common Stock issuable upon excercise of the Investor Warrants).

Dividend Policy

The Company has never declared or paid dividends. The Company intends to retain earnings, if any, to support the development of the business and therefore does not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company’s Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the end of fiscal year 2005, Go Fish had the following securities authorized for issuance under the 2004 Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,778,126	$0.02	221,874
Equity compensation plans not approved by security holders	—	—	—
Total	1,778,126	$0.02	221,874

The 2006 Plan was adopted by the Company in fiscal year 2006.

2. LEGAL PROCEEDINGS

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on its business and financial condition.

3. CHANGES IN ACCOUNTANTS

None.

4. RECENT SALES OF UNREGISTERED SECURITIES

Shares Issued by Unibio

On August 20, 2005, Unibio accepted subscription agreements for sale of shares of Common Stock, at the offering price of $0.02 per share, raising aggregate gross proceeds of $44,500, in offshore transactions pursuant to Regulation S of the Securities Act. Each purchaser represented to Unibio that he was a non-US person as defined in Regulation S. Unibio did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about Unibio to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares Issued by GoFish before the GF Merger

In 2004 and 2005, GoFish completed the sale of 11,140,833 shares of its common stock for an aggregate purchase price of $45,330. Such sales of common shares were made to GoFish employees. Also in 2004 and 2005, GoFish completed the sale of 3,905,000 shares of its Series A Preferred stock for an aggregate purchase price of $706,443. Such sales of Series A Preferred shares were made to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC. In 2004, GoFish agreed to issue warrants to note holders of GoFish, who were all accredited investors, in connection with the conversion of such notes into securities of GoFish. The transactions described above were exempt from registration under Section 4(2) of the Securities Act. None of the shares were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares Issued in Connection with the Offering

On the Closing Date, the Company closed a private offering of 8,000,000 Units of its securities to accredited investors, as defined under Regulation D, Rule 501(a) promulgated by the SEC, raising an aggregate of $12,000,000 in cash and cancelled indebtedness, each Unit consisting of one share of Common Stock and an Investor Warrant to purchase one-half (1/2) of a share of Common Stock for a period of five years at an exercise price of $1.75 per share.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares Issued in Connection with the GF Merger

Prior to the Closing Date, all of the issued and outstanding shares of Series A Preferred Stock of GoFish converted, on a one-for-one basis, into shares of GoFish common stock. On the Closing Date, the holders of the common stock of GoFish surrendered all of their issued and outstanding shares and received 3,632,555 shares of Common Stock. Also on the Closing Date, (i) holders of issued and outstanding warrants to purchase common shares of GoFish received New Warrants for the purchase of shares of Common Stock, and (ii) holders of issued and outstanding options to purchase common shares of GoFish received New Options for the purchase of shares of Common Stock. 80,510 and 786,935 shares of Common Stock are reserved for issuance upon exercise of the New Warrants and New Options.

The Unibio Stockholders retained 7,500,006 shares of Common Stock and 1-0 Holdings was issued 300,000 shares of Common Stock for finder and advisory services in connection with the GF Merger.

Concurrently with the GF Merger, the Company granted options for the purchase of 500,000 shares of Common Stock under the 2006 Plan. The options granted expire 10 years from the date of grant, are exercisable at a price of $1.50 per share, and vest as follows: 1/3 of such options shall be exercisable on the first anniversary of the grant, and 1/36 of such options shall become exercisable on the last day of each month thereafter. As of the Closing Date, an additional 1,500,000 shares were reserved for issuance of stock options and other incentive awards pursuant to the 2006 Plan. The 2006 Plan has been attached as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares Issued in Connection with the ITD Merger

Also on the Closing Date, the holders of the common stock of ITD surrendered all of their issued and outstanding shares and received 3,500,000 shares of Common Stock.

The transaction described above was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.
Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acted in bad faith. The indemnification rights are contractual rights and will continue as to a person who has ceased to be a director, officer, employee, or other agent, and will inure to the benefit of the heirs, executors, and administrators of such a person.

On the Closing Date, the Company entered into an Indemnity Agreement with each of Riaz Valani and Tabreez Verjee by reason of the fact that Messrs. Valani and Verjee are agents of the Company. The Indemnity Agreements provide for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by Messrs. Valani and Verjee in any action or proceeding, including any action by or in the right of the Company arising out of their services to the Company, to any of the Company’s subsidiaries, or to any other company or enterprise to which Messrs. Valani and Verjee provide services at the Company’s request. The Indemnity Agreements provide for the advancement of expenses, make indemnification contingent on Messrs. Valani’s and Verjee’s good faith in acting or failing to act, and except the obligation to indemnify for expenses or liabilities paid directly to Messrs. Valani and Verjee by directors’ and officers’ insurance. A copy of the form of Indemnity Agreement is attached as Exhibit 10.6 to this Current Report on Form 8-K and incorporated by reference herein.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

PART F/S

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

PART III

1.  INDEX TO EXHIBITS

See Item 9.01(d) below, which is incorporated by reference herein.

2.  DESCRIPTION OF EXHIBITS

See Exhibit Index below and the corresponding exhibits, which are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03. Change in Fiscal Year.

On October 30, 2006 and in accordance with the Company’s bylaws, the Company’s Board approved a change in the Company’s fiscal year, such that the Company’s fiscal year end is December 31st. The Company’s former fiscal year end was November 30th. Because the GF Merger was accounted for as a reverse acquisition and the Company is adopting the fiscal year of the accounting acquirer, GoFish, no transition report is necessary and the Company will begin to file reports based on the reporting periods for a fiscal year ending December 31st, commencing with the period in which the Mergers were consummated, which is the fiscal year ending December 31, 2006.

Item 5.06. Change in Shell Company Status.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. As a result of the GF Merger described under Item 2.01 of this Current Report on Form 8-K, the registrant believes that it is no longer a “shell company” as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
(b)	Pro Forma Financial Information.

The financial statements of the Company, which are the financial statements of the financial acquirer, GoFish Technologies, Inc., for the periods and dates indicated below are filed with this report.

Page
Audited Financial Statements	F-1
GoFish Technologies, Inc.:
Report of Independent Auditors.	F-2
Balance Sheets as of December 31, 2004 and 2005.	F-3
Statements of Operations for the period from May 13, 2003 (Inception) to December 31, 2005.	F-4
Statement of Stockholders’ Equity (Deficit) for the period from May 13, 2003 (Inception) to December 31, 2005.	F-5 to F-7
Statement of Cash Flows for the period from May 13, 2003 (Inception) to December 31, 2005.	F-8
Notes to Financial Statements.	F-9 to F-23

Unaudited Condensed Financial Statements:	F-24
GoFish Technologies, Inc.:
Condensed Balance Sheet as of December 31, 2005 and September 30, 2006.	F-25
Condensed Statements of Operations for the period from May 13, 2003 (Inception) to September 30, 2006.	F-26
Condensed Statements of Stockholders’ Equity (Deficit) for the period from May 13, 2003 (Inception) to September 30, 2006.	F-27 to F-30
Condensed Statements of Cash Flows for the period from May 13, 2003 (Inception) to September 30, 2006.	F-31
Notes to the Condensed Financial Statements.	F-32 to F-39

Pro Forma Unaudited Consolidated Financial Statements:	F-40
GoFish Corporation:
Overview.	F-41 to F-42
Pro Forma Consolidated Balance Sheet as of September 30, 2006.	F-43
Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006.	F-44
Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005.	F-45
Notes to Unaudited Consolidated Financial Statements.	F-46

GOFISH TECHNOLOGIES, INC.

AUDITED FINANCIAL STATEMENTS

For the Years Ended December 31, 2005 and 2004

Index

Report of Independent Auditors	F – 2
Balance Sheets	F – 3
Statements of Operations	F – 4
Statements of Stockholders’ Equity (Deficit)	F – 5 to F – 7
Statements of Cash Flows	F – 8
Notes to the Financial Statements	F – 9 to F – 23

Report of Independent Auditors

The Board of Directors and Stockholders of
GoFish Technologies, Inc.:

We have audited the accompanying balance sheets of GoFish Technologies, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended and for the period from May 13, 2003 (inception) to December 31, 2005. These financial statements are the responsibility of GoFish Technologies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. GoFish Technologies, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the GoFish Technologies, Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of GoFish Technologies, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended and from May 13, 2003 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that GoFish Technologies, Inc. will continue as a going concern. As shown in the financial statements, GoFish Technologies, Inc. has incurred net loss since its inception and has experienced liquidity problems. Those conditions raise substantial doubt about GoFish Technologies, Inc.’s ability to continue as a going concern. Management’s plans in regarding to those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rowbotham & Company LLP

San Francisco, California
October 12, 2006

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Balance Sheets

	December 31,	December 31,
	2005	2004

Assets

Current assets:
Cash	$43,738	$186,968
Accounts receivable	16,624	63
Due from founder and stockholder	17,216	11,639

Total current assets	77,578	198,670

Property and equipment, net	65,061	47,234

Other assets	10,340	10,000

Total assets	$152,979	$255,904

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$331,523	$66,034
Accrued liabilities	64,978	6,390
Convertible promissory notes	1,421,000	—

Total current liabilities	1,817,501	72,424

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Series A Preferred Stock, $0.001 par value; 3,905,000 shares authorized; 3,905,000 and 3,132,313 shares issued and outstanding at December 31, 2005 and 2004 (Liquidation value: $820,050 and $657,786 at December 31, 2005 and 2004)	3,905	3,132
Common Stock: $0.001 par value; 21,000,000 shares authorized; 9,612,707 and 9,007,500 shares issued and outstanding at December 31, 2005 and 2004	9,613	9,008
Notes receivable from stockholders	(44,576)	(2,663)
Additional paid-in capital	848,735	615,574
Deferred stock-based compensation	(46,664)	(6,067)
Accumulated deficit	(2,435,535)	(435,504)

Total stockholders’ equity (deficit)	(1,664,522)	183,480

Total liabilities and stockholders’ equity (deficit)	$152,979	$255,904

The accompanying notes are an integral part of these financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)
Statements of Operations

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Revenues	$29,825	$63	$29,888

Cost of revenues and expenses	1,996,419	410,666	2,432,392

Operating loss	(1,966,594)	(410,603)	(2,402,504)

Other income (expense):
Miscellaneous income	798	406	1,204
Interest expense	(34,235)	—	(34,235)

Total other income (expense)	(33,437)	406	(33,031)

Net loss before provision for income taxes	(2,000,031)	(410,197)	(2,435,535)

Provision for income taxes	—	—	—

Net loss	$(2,000,031)	$(410,197)	$(2,435,535)

The accompanying notes are an integral part of these financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Statements of Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balances as of May 13, 2003	—	$—	—	$—	$—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	(25,307)	(25,307)

Balances as of December 31, 2003	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

The accompanying notes are an integral part of these financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Statements of Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2004	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

Issuance of Series A Preferred Stock, net of issuance costs of $45,437	3,132,313	3,132	—	—	—	609,217	—	—	612,349

Issuance of Common Stock	—	—	9,007,500	9,008	(2,663)	(6,345)	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	5,902	—	—	5,902

Deferred stock-based compensation to employees	—	—	—	—	—	6,800	(6,800)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	—	—	733	—	733

Net loss	—	—	—	—	—	—	—	(410,197)	(410,197)

Balances at December 31, 2004	3,132,313	$3,132	9,007,500	$9,008	$(2,663)	$615,574	$(6,067)	$(435,504)	$183,480

The accompanying notes are an integral part of these financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Statements of Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2005	3,132,313	$3,132	9,007,500	$9,008	$(2,663)	$615,574	$(6,067)	$(435,504)	$183,480

Issuance of Series A Preferred Stock, net of issuance costs of $68,170	772,687	773	—	—	—	93,321	—	—	94,094

Issuance of Common Stock	—	—	2,133,333	2,133	(42,667)	40,534	—	—	—

Repurchase of Common Stock	—	—	(1,528,126)	(1,528)	754	774	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	42,032	—	—	42,032

Deferred stock-based compensation to employees	—	—	—	—	—	56,500	(56,500)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	—	—	15,903	—	15,903

Net loss	—	—	—	—	—	—	—	(2,000,031)	(2,000,031)

Balances at December 31, 2005	3,905,000	$3,905	9,612,707	$9,613	$(44,576)	$848,735	$(46,664)	$(2,435,535)	$(1,664,522)

The accompanying notes are an integral part of these financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Statements of Cash Flows

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Cash flow from operating activities:
Net loss	$(2,000,031)	$(410,197)	$(2,435,535)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,203	9,521	36,832
Stock-based compensation	57,935	6,635	64,570
Changes in operating assets and liabilities:
Accounts receivable	(16,561)	(63)	(16,624)
Other assets	(340)	(10,000)	(10,340)
Accounts payable	265,489	66,034	331,523
Accrued liabilities	58,588	22,861	81,449

Net cash used in operating activities	(1,608,717)	(315,209)	(1,948,125)

Cash flow from investing activities:
Advances to founder and stockholder	(5,577)	(11,639)	(17,216)
Purchase of property and equipment	(44,030)	(42,423)	(101,893)

Net cash used in investing activities	(49,607)	(54,062)	(119,109)

Cash flow from financing activities:
Proceeds from issuance of Series A Preferred Stock, net of issuance cost	94,094	553,048	647,142
Proceeds from issuance of note payable	—	—	42,830
Proceeds from issuance of convertible promissory notes	1,421,000	—	1,421,000

Net cash provided by financing activities	1,515,094	553,048	2,110,972

Net increase (decrease) in cash and cash equivalents	(143,230)	183,777	43,738

Cash at beginning of the period	186,968	3,191	—

Cash at the end of the period	$43,738	$186,968	$43,738

The accompanying notes are an integral part of these financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

1. The Company

Nature of business - GoFish Technologies, Inc. (the "Company") was incorporated in the State of California on May 13, 2003. The Company’s web site provides anyone with the ability to put videos in front of the world and those persons who want to watch them.

The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase from current levels as the Company continues to grow and develop. Failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods covered by the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash in banks.

The Company generally requires no collateral from its customers. At December 31, 2005, two customers accounted for 76% and 22% of accounts receivable. At December 31, 2004, one customer accounted for 100% of accounts receivable. For the year ended December 31, 2005, three customers accounted for 43%, 34%, and 18% of total revenues. For the year ended December 31, 2004, one customer accounted for 100% of total revenues.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Impairment of Long-Lived Assets - The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset's carrying value over its fair value. No assets were determined to be impaired in 2005 or 2004.

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized.

Revenue Recognition - Revenues are derived from advertising programs. Our advertising programs offer advertisers the ability to place text-based ads on videos. Revenues are recognized as revenue at the time the ads appear.

Expense Recognition - Expenses are charged to expense as incurred.

Advertising and Promotion Costs - Expenses related to advertising and promotions of products are charged to expense as incurred. Advertising and promotional costs totaled $55,696 and $2,702 for the years ended December 31, 2005 and 2004 and $58,398 for the period from inception to December 31, 2005.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements
Stock-Based Compensation - The Company uses the intrinsic value method to record stock-based compensation for employees, which requires that deferred stock-based compensation be recorded for the difference between an option's exercise price and the fair value of the underlying common stock on the grant date of the option. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant date for the awards under a method prescribed by SFAS No. 123, as amended by SFAS No. 148, the Company's net loss would have increased to the pro forma amounts indicated below:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Net loss, as reported	$(2,000,031)	$(410,197)	$(2,435,535)

Add: stock-based compensation expense included in reported net income	68,235	15,423	84,766

Deduct: total stock-based compensation expense determined under the fair value based method for all awards	(68,235)	(15,423)	(84,766)

Pro forma net loss	$(2,000,031)	$(410,197)	$(2,435,535)

The fair value of each option grant has been estimated using the following assumptions:

	December 31,	December 31,
	2005	2004

Risk free interest rate	4.13% - 4.49%	4.02% - 4.60%

Expected lives	10 Years	10 Years

Expected volatility	0%	0%

Dividend yields	0%	0%

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

Pro forma net loss disclosures assume all employee options were valued using the minimum value method and the resulting stock-based compensation is amortized to expense over the estimated term of the option, generally four years, using a method which results in recording the compensation expense on a straight-line basis. Stock-based compensation to nonemployees is based on the fair value of the equity grant estimated using the Black-Scholes model on the date of grant and revalued until vested. Compensation expense resulting from nonemployee options is also amortized to expense on a straight-line basis.

Research and Development - Research and development costs are charged to operations as incurred.

Comprehensive Loss - The Company has no components of comprehensive income (loss) other than its net loss and, accordingly, comprehensive loss is the same as the net loss for all periods presented.

Recent Accounting Pronouncements - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe that the adoption of FIN 48 will have a significant effect on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not believe the adoption of SFAS 156 will have a significant effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 157 will have a significant effect on its financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

3. Property and equipment

Property and equipment, net consists of the following at December 31, 2005 and 2004:

	December 31,	December 31,
	2005	2004

Computer equipment and software	$99,008	$57,863
Furniture and fixtures	2,885	—

Total property and equipment	101,893	57,863

Less accumulated depreciation and amortization	(36,832)	(10,629)

Property and equipment, net	$65,061	$47,234

Depreciation and amortization expense totaled $26,203 and $9,521 for the years ended December 31, 2005 and 2004 and $36,832 for the period from inception to December 31, 2005.

4. Accrued liabilities

Accrued liabilities consisted of the following at December 31, 2005 and 2004:

	December 31,	December 31,
	2005	2004

Accrued compensation	$30,743	$6,390
Accrued interest	34,235	—

Total accrued liabilities	$64,978	$6,390

5. Convertible Promissory Notes

In 2005, the Company issued $1,421,000 of Convertible Promissory Notes. The Convertible Promissory Notes, unless converted, and any accrued but unpaid interest, are due and payable upon the date that is one year after the issuance date. The Company cannot repay any amounts outstanding without the prior written consent of the note holders. The outstanding principal and any accrued but unpaid interest shall automatically convert into shares of the Company’s Series B Preferred Stock upon the receipt by the Company of aggregate proceeds of at least $2,500,000 in a private equity sale. The Convertible Promissory Notes bear interest at a rate of 6% per year.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

The occurrence of any of the following shall constitute an event of default:

•	The failure to make any payment of interest or any other amount payable and the continuation of such failure for sixty days.

•	The filing of a petition by or against the Company under any provision of the Bankruptcy Reform Act.

In 2006, the Company is in default regarding principal and interest payment on some of the Convertible Promissory Notes.

Maturities of the Convertible Promissory Notes at December 31, 2005 are as follows:

Year ended December 31:
2006	$1,421,000

Interest expense totaled $34,235 and $— for the years ended December 31, 2005 and 2004 and $34,235 for the period from inception to December 31, 2005.

The note holders are also entitled to 40% warrant coverage in the form of a warrant to purchase Series B Preferred Stock, exercisable for 5 years from the closing of a Series B Preferred Stock financing.

6. Commitments and Contingencies

The Company leases office space under non-cancelable operating lease with expiration date in January 2006. The Company, subsequent to January 2006, leases the office space on a month-to-month basis.

Future minimum lease obligations under the Company's noncancelable operating lease are as follows:

Building
Year ended December 31:
2006	$6,000

Rent expense totaled $56,487 and $14,386 for the years ended December 31, 2005 and 2004 and $71,273 for the period from inception to December 31, 2005.

7. Stockholders' Equity

Common Stock - Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. Since inception, no dividends have been declared.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

The common stock activity is as follows:

	Common Stock
	Shares	Amount

Issuance of Common Stock in November 2004	9,007,500	$2,663

Balance at December 31, 2004	9,007,500	2,663

Issuance of Common Stock in September 2005	2,133,333	42,667

Repurchase of shares in July 2005	(666,667)	(667)

Repurchase of shares in July 2005	(861,459)	(87)

Balance at December 31, 2005	9,612,707	$44,576

Preferred Stock - During 2004, the Company’s Board of Directors has authorized an amendment and restatement of the Company’s Articles of Incorporation. The Company’s Articles of Incorporation, as amended, authorize the Company to issue a total of 24,905,000 shares of stock, consisting of 21,000,000 shares of common stock and 3,905,000 shares of Series A Preferred Stock.

The Series A Preferred Stock activity is as follows:

	Series A
	Preferred Stock
	Shares	Amount

Issuance of Series A Preferred Stock in November 2004, net of offering costs	3,132,313	$612,349

Balance at December 31, 2004	3,132,313	612,349

Issuance of Series A Preferred Stock in March 2005, net of offering costs	772,687	94,094

Balance at December 31, 2005	3,905,000	$706,443

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

The rights, preferences, and privileges of the holders of Series A Preferred Stock are as follows:

Voting - The holders of Series A Preferred Stock have one vote for each share of common stock into which they may be converted. As long as 2,900,000 shares of the Series A Preferred Stock are outstanding, the holders of such shares of preferred stock shall be entitled to elect one director to the Company’s Board of Directors voting as a separate class. The holders of any outstanding Common Stock shall be entitled to elect two directors to the Company’s Board of Directors voting as a separate class. The holders of Series A Preferred Stock and Common Stock, voting together as a single class and not as separate series and on an as-converted basis, shall be entitled to elect any additional directors to the Company’s Board of Directors.

Dividends - Holders of the Series A Preferred Stock are entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors payable in preference and priority to any declaration or payment on Common Stock at a rate of $0.0168 per share. Any additional dividends shall be in proportion to the then outstanding shares of Common Stock and shares the Series A Preferred Stock would convert into. Since inception, no dividends have been declared.

Liquidation - In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding (as adjusted for stock splits, stock dividends, recapitalization or the like) Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, the amount of $0.21 per share, plus all declared but unpaid dividends for such shares. If upon occurrence of such event, the assets and funds distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment of all preferential amounts are made to the Series A Preferred Stockholders, all the remaining funds and assets of the corporation shall be distributed on a pro rata basis among the Series A Preferred Stockholders and Common Stockholders in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable conversion rate.

Conversion - Each share of Series A Preferred Stock is convertible into such number of shares of common stock as is determined by dividing $0.21, as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares of Series A Preferred Stock, by the conversion price at the time in effect for each such share of preferred stock. The initial conversion price for Series A Preferred Stock shall be $0.21. Conversion is either at the option of the holder or is automatic upon the closing date of a public offering of the Company's common stock for not less than $0.42 per share and the aggregate offering price is not less than $20,000,000, or upon the written consent of the holders of a majority of the then outstanding Series A Preferred Stock.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

8. Stock Options and Warrants

In 2004, the Company’s Board of Directors adopted a 2004 Stock Plan (the “2004 Plan”).

The 2004 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

A summary of stock option transactions is as follows:

	Options Outstanding
	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price

Shares originally reserved	2,000,000	—	$—
Options granted	(880,000)	880,000	0.02

Balances at December 31, 2004	1,120,000	880,000	0.02
Options granted	(920,000)	920,000	0.02
Options canceled	21,874	(21,874)	0.02

Balance at December 31, 2005	221,874	1,778,126	$0.02

Options exercisable at December 31, 2005 totaled 601,072. The weighted-average exercise price for options that are exercisable is $0.02.

The following table summarizes information concerning outstanding options as of December 31, 2005:

	Options Outstanding			Options Exercisable at December 31, 2005
Range of Exercise Price	Number Outstanding as of December 31, 2005	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable as of December 31, 2005	Weighted Average Exercise Price

$0.02	1,778,126	9.02	$0.02	601,072	$0.02

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

In connection with employee stock option grants, the Company recorded deferred stock-based compensation costs, net of cancellations, totaling $6,800 and $56,500 for the years ended December 31, 2005 and 2004. Deferred stock-based compensation costs are calculated as the difference between the exercise price and the fair value of the underlying stock at the date of grant and are recognized over the vesting period of the underlying stock options, generally four years. Amortization of deferred stock-based compensation, net of cancellations, resulted in a net charge of $733 and $15,903 for the years ended December 31, 2005 and 2004 and $16,636 for the period from inception to December 31, 2005. Future amortization of deferred stock-based compensation expense, excluding impact of future cancellations, is estimated to be $18,961, $19,038, $5,410 and $3,255 for the years ending December 31, 2006, 2007, 2008 and 2009.

Stock-based compensation expense related to stock options granted to nonemployees is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes pricing model. As a result, stock-based compensation expense will fluctuate as the estimated fair market value of the Company’s common stock fluctuates. The Company recorded stock-based compensation expense of $5,902 and $42,032 for the years ended December 31, 2005 and 2004 and $47,934 for the period from inception to December 31, 2005.

The fair value of each option grant has been estimated using the following assumptions:

	December 31,	December 31,
	2005	2004

Risk free interest rate	4.13% - 4.49%	4.02% - 4.60%

Expected lives	10 Years	10 Years

Volatility	0%	0%

Dividend yields	0%	0%

A summary of outstanding Common Stock Warrants as of December 31, 2005 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	233,328	$0.21	October 2006

In October 2004, the Company issued fully vested warrants exercisable into 233,328 shares of Common Stock to individuals on its advisory board. The warrants are immediately exercisable into shares of Common Stock at a per share price of $0.21 and expire two years from the date of issuance if unexercised. The Company determined the fair market value of the warrants to be approximately $— using the following assumptions: risk free interest rate of 4.17%, no dividend yield, expected volatility of 0%, and an expected life of two years.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

9. Income Taxes

The provision for income taxes consists of the following for the years ended December 31, 2005 and 2004 and the period from inception to December 31, 2005:

Period From
May 13, 2003
(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Currently payable (refundable):
Federal	$—	$—	$—
State	—	—	—

Total current	—	—	—

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Provision for income taxes	$—	$—	$—

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate (34%) to the net loss before provision for income taxes for the years ended December 31, 2005 and 2004 and the period from inception to December 31, 2005 is as follows:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Provision for income taxes at federal statutory rate	$(680,011)	$(139,467)	$(828,082)
Federal research tax credits	(64,979)	(6,597)	(71,576)
Expenses not deductible	44,382	8,048	52,430
Change in federal valuation allowance	700,608	138,016	847,228

Provision for income taxes	$—	$—	$—

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

The components of the deferred tax assets as of December 31, 2005 and 2004 are as follows:

	December 31,	December 31,
	2005	2004

Deferred tax assets:
Net operating losses	$964,630	$173,786
Depreciation and amortization	423	—
Reserves and accruals	13,708	2,789
Research credits	125,258	11,545

Total deferred tax asset	1,104,019	188,120

Valuation allowance	(1,104,019)	(188,120)

Net deferred tax assets	$—	$—

Deferred income taxes were provided for the following items for the years ended December 31, 2004 and 2005 and the period from inception to December 31, 2005:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Net operating losses	$790,844	$162,945	$964,630
Depreciation and amortization	423	—	423
Reserves and accruals	10,919	2,789	13,708
Research credits	113,713	11,545	125,258
Valuation allowance	(915,899)	(177,279)	(1,104,019)

Deferred income taxes	$—	$—	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets.

As of December 31, 2005, the Company has a net operating loss carryforward of approximately $2,250,000 for federal and $2,260,000 for state tax purposes. If not utilized, these losses will begin to expire in 2023 for federal purposes and 2013 for state purposes.

The Company has research credit carryforwards of $71,576 and $53,682 for federal and state income tax purposes. If not utilized, the federal and state carryforward will expire in various amounts beginning in 2024. The California credit can be carried forward indefinitely.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

There are no prior or current year tax returns under audit by taxing authorities, and management is not aware of any impending audits.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

10. Related Party Transactions

The following is the activity between the Company and a founder and stockholder related to amounts due from stockholder:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Amounts advanced	$5,577	$11,639	$17,216

The following is the activity between the Company and stockholders related to non-interest bearing notes receivable:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Beginning balance	$2,663	$—	$—
Notes originally issued	42,667	2,663	45,330
Notes cancelled upon the repurchase of Common Stock	(754)	—	(754)

Notes receivable from stockholders	$44,576	$2,663	$44,576

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements

11. Cash Flow Information:

Cash paid during the years ended December 31, 2005 and 2004 and the period from inception to December 31, 2005 is as follows:

Period From
May 13, 2003
(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Interest	$—	$—	$—

Income taxes	$—	$—	$—

Supplemental disclosure of non-cash investing and financing activities for the years ended December 31, 2005 and 2004 and the period from inception to December 31, 2005 is as follows:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2005	2004	2005

Conversion of debt to equity	$—	$42,830	$42,830

Conversion of accrued liabilities to equity	$—	$16,471	$16,471

Deferred stock-based compensation	$56,500	$6,800	$63,300

Issuance of notes receivable for common stock	$41,913	$2,663	$44,576

Cancellation of notes receivable for common stock	$754	$—	$27,283

12. Subsequent Events

In May 2006, the 2004 Plan was amended to increase the shares reserved for under the 2004 Plan from 2,000,000 to 4,588,281.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Financial Statements
Additional Convertible Promissory Notes of $825,000, secured bridge notes of $800,000, and a note payable of $100,000 were issued as follows:

Amount

January 2006	$350,000
March 2006	200,000
April 2006	100,000
May 2006	200,000
June 2006	200,000
July 2006	115,000
August 2006	226,650
September 2006	333,350

Total	$1,725,000

In October 2006, GoFish Corporation (formerly Unibio Inc.) (the “Parent”), GF Acquisition Corp. (the “GF Acquisition Subsidiary”), GoFish Technologies, Inc. (the “Company”), ITD Acquisition Corp. (the “ITD Acquisition Subsidiary”), and Internet Television Distribution, Inc. (“ITD”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”).

The Agreement results in (i) a merger of the GF Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “GF Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company; and (ii) a merger of the ITD Acquisition Subsidiary with and into ITD with ITD remaining as the surviving entity after the merger (the “ITD Merger,” together with the GF Merger, referred to as the “Mergers”), whereby the stockholders of ITD will receive common stock of the Parent in exchange for their capital stock of ITD.

Simultaneously with the closing of the Mergers, the Parent shall complete a private placement of up to 6,666,667 units of securities of the Parent, with the right, in its discretion, to sell an additional 1,333,334 units (the “Private Placement Offering”), at the purchase price of $1.50 per unit (the “PPO Price”), each unit consisting of one share of the Parent’s common stock and a five year warrant to purchase one half of a share of Parent common stock for an exercise price of $1.75 per whole share.

Contemporaneously with the closing of the Mergers, the Parent intends to split-off its wholly owned subsidiary, GF Leaseco, Inc. (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among Parent, Dianxiang Wu, Jianhua Xue (Messrs. Wu and Xue are collectively referred to as “Buyer”), the Company and Leaseco.

GOFISH TECHNOLOGIES, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

For the Nine-Months Ended September 30, 2006

Index

Condensed Balance Sheets (Unaudited)	F – 25
Condensed Statements of Operations (Unaudited)	F – 26
Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)	F – 27 to F – 30
Condensed Statements of Cash Flows (Unaudited)	F – 31
Notes to the Condensed Financial Statements (Unaudited)	F – 32 to F – 39

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Balance Sheet (Unaudited)

	September 30, 2006	December 31, 2005

Assets

Current assets:
Cash	$21,060	$43,738
Accounts receivable	—	16,624
Due from founder and stockholder	17,216	17,216

Total current assets	38,276	77,578

Property and equipment, net	81,493	65,061

Other assets	10,000	10,340

Total assets	$129,769	$152,979

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$544,685	$331,523
Accrued liabilities	182,804	64,978
Debt	3,146,000	1,421,000

Total current liabilities	3,873,489	1,817,501

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Series A Preferred Stock, $0.001 par value; 3,905,000 shares authorized; 3,905,000 and 3,905,000 shares issued and outstanding (Liquidation value: $820,050)	3,905	3,905
Common Stock: $0.001 par value; 21,000,000 shares authorized; 6,550,051 and 9,612,707 shares issued and outstanding	6,550	9,613
Notes receivable from stockholders	(18,910)	(44,576)
Additional paid-in capital	1,060,182	848,735
Deferred stock-based compensation	(32,646)	(46,664)
Accumulated deficit	(4,762,801)	(2,435,535)

Total stockholders’ equity (deficit)	(3,743,720)	(1,664,522)

Total liabilities and stockholders’ equity (deficit)	$129,769	$152,979

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Operations (Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,		Period From May 13, 2003 (Inception) to September 30,
	2006	2005	2006	2005	2006

Revenues	$7,101	$12,004	$18,857	$12,438	$48,745

Cost of revenues and expenses	913,402	608,225	2,248,202	1,317,431	4,680,594

Operating loss	(906,301)	(596,221)	(2,229,345)	(1,304,993)	(4,631,849)

Other income (expense):
Miscellaneous income	—	220	62	798	1,266
Interest expense	(39,603)	(10,356)	(97,983)	(20,219)	(132,218)

Total other income (expense)	(39,603)	(10,136)	(97,921)	(19,421)	(130,952)

Net loss before provision for income taxes	(945,904)	(606,357)	(2,327,266)	(1,324,414)	(4,762,801)

Provision for income taxes	—	—	—	—	—

Net loss	$(945,904)	$(606,357)	$(2,327,266)	$(1,324,414)	$(4,762,801)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)

	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balances as of May 13, 2003	—	$—	—	$—	$—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	(25,307)	(25,307)

Balances as of December 31, 2003	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)

	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2004	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

Issuance of Series A Preferred Stock, net of issuance costs of $45,437	3,132,313	3,132	—	—	—	609,217	—	—	612,349

Issuance of Common Stock	—	—	9,007,500	9,008	(2,663)	(6,345)	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	5,902	—	—	5,902

Deferred stock-based compensation to employees	—	—	—	—	—	6,800	(6,800)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	—	—	733	—	733

Net loss	—	—	—	—	—	—	—	(410,197)	(410,197)

Balances at December 31, 2004	3,132,313	$3,132	9,007,500	$9,008	$(2,663)	$615,574	$(6,067)	$(435,504)	$183,480

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)

	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2005	3,132,313	$3,132	9,007,500	$9,008	$(2,663)	$615,574	$(6,067)	$(435,504)	$183,480

Issuance of Series A Preferred Stock, net of issuance costs of $68,170	772,687	773	—	—	—	93,321	—	—	94,094

Issuance of Common Stock	—	—	2,133,333	2,133	(42,667)	40,534	—	—	—

Repurchase of Common Stock	—	—	(1,528,126)	(1,528)	754	774	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	42,032	—	—	42,032

Deferred stock-based compensation to employees	—	—	—	—	—	56,500	(56,500)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	—	—	15,903	—	15,903

Net loss	—	—	—	—	—	—	—	(2,000,031)	(2,000,031)

Balances at December 31, 2005	3,905,000	$3,905	9,612,707	$9,613	$(44,576)	$848,735	$(46,664)	$(2,435,535)	$(1,664,522)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)
	Series A Preferred Stock		Common Stock		Notes Receivable From	Additional Paid-in	Deferred Stock- Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2006	3,905,000	$3,905	9,612,707	$9,613	$(44,576)	$848,735	$(46,664)	$(2,435,535)	$(1,664,522)

Issuance of Common Stock	—	—	50,625	50	(1,013)	963	—	—	—

Repurchase of Common Stock	—	—	(3,113,281)	(3,113)	26,679	(23,566)	—	—	—

Stock-based compensation charge	—	—	—	—	—	234,050	—	—	234,050

Amortization of deferred stock-based compensation	—	—	—	—	—	—	14,018	—	14,018

Net loss	—	—	—	—	—	—	—	(2,327,266)	(2,327,266)

Balances at September 30, 2006	3,905,000	$3,905	6,550,051	$6,550	$(18,910)	$1,060,182	$(32,646)	$(4,762,801)	$(3,743,720)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Cash Flows (Unaudited)

			Period From
	Nine-Months	Nine-Months	May 13, 2003
	Ended	Ended	(Inception) to
	September 30,	September 30,	September 30,
	2006	2005	2006

Cash flow from operating activities:
Net loss	$(2,327,266)	$(1,324,414)	$(4,762,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,169	17,993	69,001
Stock-based compensation	248,068	43,695	312,638
Changes in operating assets and liabilities:
Accounts receivable	16,624	(11,002)	—
Other assets	340	(1,256)	(10,000)
Accounts payable	213,162	137,517	544,685
Accrued liabilities	117,826	34,830	199,275

Net cash used in operating activities	(1,699,077)	(1,102,637)	(3,647,202)

Cash flow from investing activities:
Advances to founder and stockholder	—	—	(17,216)
Purchase of property and equipment	(48,601)	(30,482)	(150,494)

Net cash used in investing activities	(48,601)	(30,482)	(167,710)

Cash flow from financing activities:
Proceeds from issuance of Series A Preferred Stock, net of issuance cost	—	94,094	647,142
Proceeds from issuance of note payable	100,000	—	142,830
Proceeds from issuance of secured bridge note	800,000	—	800,000
Proceeds from issuance of convertible promissory notes	825,000	1,050,000	2,246,000

Net cash provided by financing activities	1,725,000	1,144,094	3,835,972

Net increase (decrease) in cash	(22,678)	10,975	21,060

Cash at beginning of the period	43,738	186,968	—

Cash at the end of the period	$21,060	$197,943	$21,060

The accompanying notes are an integral part of these unaudited condensed financial statements.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)

1.            The Company

Nature of Business - GoFish Technologies, Inc. (the "Company") was incorporated in the State of California on May 13, 2003. The Company’s web site provides anyone with the ability to put videos in front of the world and those persons who want to watch them.

The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase from current levels as the Company continues to grow and develop. Failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.            Summary of Significant Accounting Policies

Basis of Presentation - The accompanying interim condensed financial statements do not include all disclosures included in the financial statements for the year ended December 31, 2005, and therefore, these financial statements should be read in conjunction with the interim condensed financial statements.

In the opinion of management, these interim condensed financial statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods and dates presented.

Stock-Based Compensation - Effective January 1, 2006, the Company adopted the provision of Statement of Financial Accounting standards (SFAS) No. 123 (R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123 (R), share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period, generally the vesting period of the equity grant. Before January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock Based Compensation.” The Company elected to adopt the modified prospective transition method as provided by SFAS 123 (R) beginning January 1, 2006 and, accordingly, financial statement amounts for prior periods have not been restated to reflect the fair value method of expensing share-based compensation.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

Compensation cost was recognized for the employee share based awards prior to January 1, 2006. Therefore, the adoption of SFAS 123 (R) does not have a material effect on the comparability of the financial statements.

The fair value of each option grant has been estimated using the following assumptions:

Nine-Months
Ended
September 30,
2006

Risk free interest rate	4.57% - 5.07%

Expected lives	10 Years

Expected volatility	70%

Dividend yields	0%

Stock-based compensation expenses recognized for the nine-months ended September 30, 2006 consisted of the following:

	Three-Months	Nine-Months
	Ended	Ended
	September 30,	September 30,
	2006	2006

In accordance with SFAS 123 (R)	$106,963	$234,050
Amortization of deferred stock-based compensation	4,943	14,018

Total stock-based compensation	$111,906	$248,068

Comprehensive Loss - The Company has no components of comprehensive income (loss) other than its net loss and, accordingly, comprehensive loss is the same as the net loss for all periods presented.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

Recent Accounting Pronouncements - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe that the adoption of FIN 48 will have a significant effect on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not believe the adoption of SFAS 156 will have a significant effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 157 will have a significant effect on its financial statements.

3.    Property and equipment

Property and equipment, net consists of the following at September 30, 2006 and December 31, 2005:

	September 30,	December 31,
	2006	2005

Computer equipment and software	$147,609	$99,008
Furniture and fixtures	2,885	2,885
Total property and equipment	150,494	101,893

Less accumulated depreciation and amortization	(69,001)	(36,832)
Property and equipment, net	$81,493	$65,061

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

Depreciation and amortization expense totaled $11,722 and $6,707 for the three-months ended September 30, 2006 and 2005, $32,169 and $17,993 for the nine-months ended September 30, 2006 and 2005, and $69,001 for the period from inception to September 30, 2006.

4.     Accrued liabilities

Accrued liabilities consisted of the following at September 30, 2006 and December 31,2005:

	September 30,	December 31,
	2006	2005

Accrued compensation	$50,586	$30,743
Accrued interest	132,218	34,235

Total accrued liabilities	$182,804	$64,978

5.     Debt

In 2006, the Company issued an additional $825,000 of Convertible Promissory Notes. The Convertible Promissory Notes, unless converted, and any accrued but unpaid interest, are due and payable upon the date that is one year after the issuance date. The Company cannot repay any amounts outstanding without the prior written consent of the note holders. The outstanding principal and any accrued but unpaid interest shall automatically convert into shares of the Company’s Series B Preferred Stock upon the receipt by the Company of aggregate proceeds of at least $2,500,000 in a private equity sale. The Convertible Promissory Notes bear interest at a rate of 6% per year.

The occurrence of any of the following shall constitute an event of default:

•	The failure to make any payment of interest or any other amount payable and the continuation of such failure for sixty days.
•	The filing of a petition by or against the Company under any provision of the Bankruptcy Reform Act.

In 2006, the Company is in default regarding principal and interest payment on some of the Convertible Promissory Notes.

In 2006, the Company issued a $100,000 Note Payable. The Note Payable is due April 30, 2006 and bears interest at a rate of 10% per year. The Company is in default regarding principal and interest payments.

In 2006, the Company issued $800,000 of Bridge Notes. The Bridge Notes are due October 31, 2006, but may be extended, and bear interest at a rate of 5% per month. The Bridge Notes are secured by existing and future personal property, including patents, trademarks, and copyrights. Under the terms of the Bridge Notes, the Company has agreed to certain covenants. At September 30, 2006 the Company was in compliance with these covenants.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

In connection with the Mergers, see Note 8, the lender has agreed to convert the Bridge Notes and interest outstanding at a rate of $1.50 per unit.

Interest expense totaled $36,603 and $10,356 for the three-months ended September 30, 2006 and 2005, $97,983 and $20,219 for the nine-months ended September 30, 2006 and 2005, and $132,218 for the period from inception to September 30, 2006.

6.     Stockholders' Equity

Common Stock - Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. Since inception, no dividends have been declared.

The common stock activity is as follows:

	Common Stock
	Shares	Amount

Issuance of Common Stock in November 2004	9,007,500	$2,663

Balance at December 31, 2004	9,007,500	2,663

Issuance of Common Stock in September 2005	2,133,333	42,667

Repurchase of shares in July 2005	(666,667)	(667)

Repurchase of shares in July 2005	(861,459)	(87)

Balance at December 31, 2005	9,612,707	44,576

Issuance of Common Stock in April 2006	37,500	750

Repurchase of shares in April 2006	(426,562)	(8,531)

Repurchase of shares in May 2006	(2,161,719)	(10,498)

Repurchase of shares in August 2006	(375,000)	(7,500)

Issuance of Common Stock in September 2006	13,125	263

Repurchase of shares in September 2006	(150,000)	(150)

Balance at September 30, 2006	6,550,051	$18,910

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

Preferred Stock - During 2004, the Company’s Board of Directors has authorized an amendment and restatement of the Company’s Articles of Incorporation. The Company’s Articles of Incorporation, as amended, authorize the Company to issue a total of 24,905,000 shares of stock, consisting of 21,000,000 shares of common stock and 3,905,000 shares of Series A Preferred Stock.

The Series A Preferred Stock activity is as follows:

	Series A Preferred Stock
	Shares	Amount

Issuance of Series A Preferred Stock in November 2004, net of offering costs	3,132,313	$612,349

Balance at December 31, 2004	3,132,313	612,349

Issuance of Series A Preferred Stock in March 2005, net of offering costs	772,687	94,094

Balance at December 31, 2005 and September 30, 2006	3,905,000	$706,443

7.     Stock Options and Warrants

In 2004, the Company’s Board of Directors adopted a 2004 Stock Plan (the “2004 Plan”).

The 2004 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In May 2006, the Company increased the shares reserved for issuance under the Plan from 2,000,000 to 4,588,281.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

A summary of stock option transactions is as follows:

	Options Outstanding
	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price

Balances at January 1, 2006	221,874	1,778,126	$0.02
Increase in shares reserved	2,588,281	—	—
Options granted	(565,000)	565,000	0.02
Options exercised	—	(37,500)	0.02
Options canceled	125,000	(125,000)	0.02

Balance at September 30, 2006	2,370,155	2,180,626	$0.02

Options exercisable at September 30, 2006 totaled 1,183,177. The weighted-average exercise price for options that are exercisable is $0.02.

The following table summarizes information concerning outstanding options as of September 30, 2006:

	Options Outstanding			Options Exercisable at December 31, 2005
Range of Exercise Price	Number Outstanding as of December 31, 2005	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable as of December 31, 2005	Weighted Average Exercise Price

$ 0.02	2,180,626	8.36	$0.02	1,183,177	$0.02

In connection with employee stock option grants, the Company recorded deferred stock-based compensation costs, net of cancellations, totaling $6,800 and $56,500 for the years ended December 31, 2005 and 2004. Deferred stock-based compensation costs are calculated as the difference between the exercise price and the fair value of the underlying stock at the date of grant and are recognized over the vesting period of the underlying stock options, generally four years. Amortization of deferred stock-based compensation, net of cancellations, resulted in a net charge of $3,946 for the three-months ended September 30, 2005 and $11,225 for the nine-months ended September 30, 2005, and $30,654 for the period from inception to September 30, 2006. Future amortization of deferred stock-based compensation expense, excluding impact of future cancellations, is estimated to be $4,943, $19,038, $5,410 and $3,255 for the years ending December 31, 2006, 2007, 2008 and 2009.

GOFISH TECHNOLOGIES, INC.
(A Development Stage Company)

Notes to the Condensed Financial Statements (Unaudited)

A summary of outstanding Common Stock Warrants as of September 30, 2006 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	233,328	$0.21	October 2006

In October 2004, the Company issued fully vested warrants exercisable into 233,328 shares of Common Stock to individuals on its advisory board. The warrants are immediately exercisable into shares of Common Stock at a per share price of $0.21 and expire two years from the date of issuance if unexercised. The Company determined the fair market value of the warrants to be approximately $— using the following assumptions: risk free interest rate of 4.17%, no dividend yield, expected volatility of 0%, and an expected life of two years.

8.    Subsequent Events

In October 2006, GoFish Corporation (formerly Unibio Inc.) (the “Parent”), GF Acquisition Corp. (the “GF Acquisition Subsidiary”), GoFish Technologies, Inc. (the “Company”), ITD Acquisition Corp. (the “ITD Acquisition Subsidiary”), and Internet Television Distribution, Inc. (“ITD”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”).

The Agreement results in (i) a merger of the GF Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “GF Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company; and (ii) a merger of the ITD Acquisition Subsidiary with and into ITD with ITD remaining as the surviving entity after the merger (the “ITD Merger,” together with the GF Merger, referred to as the “Mergers”), whereby the stockholders of ITD will receive common stock of the Parent in exchange for their capital stock of ITD.

Simultaneously with the closing of the Mergers, the Parent shall complete a private placement of up to 6,666,667 units of securities of the Parent, with the right, in its discretion, to sell an additional 1,333,334 units (the “Private Placement Offering”), at the purchase price of $1.50 per unit (the “PPO Price”), each unit consisting of one share of the Parent’s common stock and a five year warrant to purchase one half of a share of Parent common stock for an exercise price of $1.75 per whole share.

Contemporaneously with the closing of the Mergers, the Parent intends to split-off its wholly owned subsidiary, GF Leaseco, Inc. (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among Parent, Dianxiang Wu, Jianhua Xue (Messrs. Wu and Xue are collectively referred to as “Buyer”), the Company and Leaseco.

GOFISH CORPORATION

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2006
and
For the Nine-Months Ended September 30, 2006 and the Year Ended December 31, 2005

Index

Overview	F – 41 to F – 42
Unaudited Pro Forma Consolidated Balance Sheet	F – 43
Unaudited Pro Forma Consolidated Statement of Operations	F – 44
Unaudited Pro Forma Consolidated Statement of Operations	F – 45
Notes to Unaudited Consolidated Financial Statements	F – 46

GoFish Corporation
Pro Forma Unaudited Financial Statements
As of September 30, 2006
and
For the Nine-Months Ended September 30, 2006 and the Year Ended December 31, 2005

The following unaudited pro forma consolidated financial statements (“pro forma statements”) give effect to the reverse acquisition of GoFish Technologies, Inc. by GoFish Corporation and are based on the estimates and assumptions set forth herein and in the notes to such statements.

In October 2006, GoFish Corporation (formerly Unibio Inc.) (the “Pubco”), GF Acquisition Corp. (the “GF Acquisition Subsidiary”), GoFish Technologies, Inc. (the “Company”), ITD Acquisition Corp. (the “ITD Acquisition Subsidiary”), and Internet Television Distribution, Inc. (“ITD”) entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”).

The Agreement provides for (i) a merger of the GF Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “GF Merger”), whereby the stockholders of the Company will receive common stock of the Pubco in exchange for their common stock of the Company; and (ii) a merger of the ITD Acquisition Subsidiary with and into ITD with ITD remaining as the surviving entity after the merger (the “ITD Merger,” together with the GF Merger, referred to as the “Mergers”), whereby the stockholders of ITD will receive common stock of the Pubco in exchange for their capital stock of ITD.

Simultaneously with the closing of the Mergers, the Pubco shall complete a private placement of up to 6,666,667 units of securities of the Pubco, with the right, in its discretion, to sell an additional 1,333,334 units (the “Private Placement Offering”), at the purchase price of $1.50 per unit (the “PPO Price”), each unit consisting of one share of the Pubco’s common stock and a five year warrant to purchase one half of a share of the Pubco’s common stock for an exercise price of $1.75 per whole share.

Contemporaneously with the closing of the Mergers, the Pubco intends to split-off its wholly owned subsidiary, GF Leaseco, Inc. (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco (the “Split-Off”) upon the terms and conditions of a split-off agreement.

The transaction is being accounted for as a reverse acquisition and a recapitalization. GoFish Technologies, Inc. is the acquirer for accounting purposes.

The following unaudited pro forma financial information gives effect to the above. The unaudited pro forma financial information was prepared from (1) GoFish Corporation’s audited historical financial statements included in GoFish Corporation’s Form SB-2 for the period from February 2, 2005 (inception) to November 30, 2005, (2) GoFish Corporation’s unaudited historical financial statements included in GoFish Corporation’s 10-QSB for quarterly period ended August 31, 2006, (3) GoFish Technologies, Inc.'s audited historical financial statements for the year ended December 31, 2005 attached to this Current Report on Form 8-K, and (4) GoFish Technologies, Inc.’s unaudited historical financial statements for the nine-months ended September 30, 2006 attached to this Current Report on Form 8-K.

The unaudited pro forma consolidated balance sheet at September 30, 2006 assumes the effects of the above took place as of September 30, 2006.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 combines the historical statements of operations of GoFish Corporation for the period ended November 30, 2005 and of GoFish Technologies, Inc. for the year ended December 31, 2005. The unaudited pro forma consolidated statement of operations for the period ended September 30, 2006 combines the historical statements of operations of GoFish Corporation for the nine-months ended August 31, 2006 and of GoFish Technologies, Inc. for the nine-months ended September 30, 2006. The unaudited pro forma consolidated statements of operations assume that the effects of the above took place as of January 1, 2005.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results of financial position or the consolidated companies.

Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2006

	Historical
		GoFish
	GoFish	Technologies,	Adjustments
	Corporation	Inc.	(1)	(2)	(3)	(4)	(5)	Consolidated

Assets

Current assets:
Cash	$—	$21,060	$—	$9,383,071	$(1,311,287)	$—	$—	$8,092,844
Due from founder and shareholder	—	17,216	—	—	—	—	—	17,216

Total current assets	—	38,276	—	9,383,071	(1,311,287)	—	—	8,110,060

Property and equipment, net	—	81,493	—	—	—	—	—	81,493

Other assets	—	10,000	—	—	—	—	—	10,000

Total Assets	$—	$129,769	$—	$9,383,071	$(1,311,287)	$—	$—	$8,201,553

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$15,643	$544,685	$—	$—	$—	$(15,643)	$—	$544,685
Accrued liabilities	—	182,804	—	—	(132,218)	—	—	50,586
Debt	—	3,146,000	—	—	(3,146,000)	—	—	—

Total current liabilities	15,643	3,873,489	—	—	(3,278,218)	(15,643)	—	595,271

Commitments and contingencies	—	—	—	—	—	—	—	—

Stockholders’ equity (deficit):
Series A preferred stock	—	3,905	—	—	—	—	(3,905)	—
Common stock	2,000	6,550	14,660	6,689	1,311	(9,167)	913	22,956
Notes receivable from stockholders	—	(18,910)	—	—	—	—	—	(18,910)
Additional paid-in capital	38,000	1,060,182	—	9,376,382	1,965,620	—	(42,501)	12,397,683
Donated capital	9,500	—	—	—	—	—	(9,500)	—
Deferred stock-based compensation	—	(32,646)	—	—	—	—	—	(32,646)
Accumulated deficit	(65,143)	(4,762,801)	(14,660)	—	—	24,810	54,993	(4,762,801)

Total stockholders’ equity (deficit)	(15,643)	(3,743,720)	—	9,383,071	1,966,931	15,643	—	7,606,282

Total liabilities and stockholders’ equity (deficit)	$—	$129,769	$—	$9,383,071	$(1,311,287)	$—	$—	$8,201,553

Unaudited Pro Forma Consolidated Statement of Operations
For the Nine-Months Ended September 30, 2006

	Historical
		GoFish
	GoFish	Technologies,	Adjustments
	Corporation	Inc.	(1)	(2)	(3)	(4)	(5)	Consolidated

Revenues	$—	$18,857	$—	$—	$—	$—	$—	$18,857

Cost of revenues and expenses	55,104	2,248,202	—	—	—	(55,104)	—	2,248,202

Operating loss	(55,104)	(2,229,345)	—	—	—	55,104	—	(2,229,345)

Other income (expenses):
Miscellaneous income	—	62	—	—	—	—	—	62
Interest expense	—	(97,983)	—	—	—	97,983	—	—

Total other income (expense)	—	(97,921)	—	—	—	97,983	—	62

Net loss before income taxes	(55,104)	(2,327,266)	—	—	—	153,087	—	(2,229,283)

Provision for income taxes	—	—	—	—	—	—	—	—

Pro forma net loss	$(55,104)	$(2,327,266)	$—	$—	$—	$153,087	$—	$(2,229,283)

Pro forma basic and diluted net loss per share								$(0.10)

Number of shares used in computing basic and diluted net loss per share	2,000,000	3,655,895	14,666,666	6,688,713	1,311,287	(5,366,666)	—	22,955,895

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2005

	Historical
		GoFish
	GoFish	Technologies,	Adjustments
	Corporation	Inc.	(1)	(2)	(3)	(4)	(5)	Consolidated

Revenues	$—	$29,825	$—	$—	$—	$—	$—	$29,825

Cost of revenues and expenses	10,039	1,996,419	—	—	—	(10,039)	—	1,996,419

Operating loss	(10,039)	(1,966,594)	—	—	—	10,039	—	(1,966,594)

Other income (expenses):
Miscellaneous income	—	798	—	—	—	—	—	798
Interest expense	—	(34,235)	—	—	—	34,235	—	—

Total other income (expense)	—	(33,437)	—	—	—	34,235	—	798

Net loss before income taxes	(10,039)	(2,000,031)	—	—	—	44,274	—	(1,965,796)

Provision for income taxes	—	—	—	—	—	—	—	—

Pro forma net loss	$(10,039)	$(2,000,031)	$—	$—	$—	$44,274	$—	$(1,965,796)

Pro forma basic and diluted net loss per share								$(0.09)

Number of shares used in computing basic and diluted net loss per share	2,000,000	3,655,895	14,666,666	6,688,713	1,311,287	(5,366,666)	—	22,955,895

Notes to Unaudited Pro Forma Consolidated Financial Statements

1. Accounting Treatment Applied as a Result of this Merger

The transaction is being accounted for as a reverse acquisition and recapitalization. GoFish Technologies, Inc. is the acquirer for accounting purposes. GoFish Corporation is the issuer. The historical financial statements for periods prior to the acquisition become those of the acquirer. In a recapitalization, historical stockholders' equity (deficit) of the acquirer prior to the merger is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and acquirer's stock with an offset to additional paid-in capital. Accumulated deficit of the acquirer is carried forward after the acquisition. Operations prior to the merger are those of the accounting acquirer. Earnings per share for the periods prior to the merger are restated to reflect the equivalent number of shares outstanding.

2. Adjustments

(1)	To reflect an 8.33 for 1 stock dividend declared by the Company on September 14, 2006. The record date for the stock dividend is October 6, 2006 and the payment date is October 9, 2006.

(2)
To record the sale of 6,688,714 units, consisting of one share of the Pubco’s common stock and a warrant to purchase one-half of a share of the Pubco’s common stock for $1.75, at a purchase price of $1.50 per unit, as described in this Current Report on Form 8-K, less approximately $650,000 in offering fees and expenses.

(3)	To reflect the redemption and conversion of the indebtedness of the Company. It is assumed that 60% of the debt holders will convert, resulting in 1,311,285 units being issued, and 40% will be repaid.

(4)	To reflect the Split-Off Agreement, issuance of shares, and reverse merger anticipated in the Agreement.

(5)	To reflect the revised amounts for preferred stock, common stock, additional paid-in capital, donated capital, and accumulated deficit subsequent to the reverse merger anticipated in the Agreement.

(d) Exhibits.

Exhibit No.	Description	Reference
2.1
Agreement and Plan of Merger and Reorganization, dated as of October 27, 2006, by and among GoFish Corporation, a Nevada corporation, GF Acquisition Corp., a California corporation, GoFish Technologies, Inc., a California corporation, ITD Acquisition Corp., a Delaware corporation and Internet Television Distribution Inc., a Delaware corporation.*

3.1	Articles of Incorporation of GoFish Technologies, Inc. (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.2	Certificate of Amendment of the Articles of Incorporation of GoFish Technologies, Inc. (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

3.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.1	Form of Investor Warrant of GoFish Corporation.*

4.2	Lock-Up Agreement by and between Michael Downing and Tompkins Capital Group.*

4.3	Lock-Up Agreement by and between Riaz Valani and Tompkins Capital Group.*

4.4	Lock-Up Agreement by and between Tabreez Verjee and Tompkins Capital Group.*

10.1	Escrow Agreement, dated as of October 27, 2006, by and between GoFish Corporation, Michael Downing, Riaz Valani and Gottbetter & Partners, LLP.

Exhibit No.	Description	Reference
10.2	Form of Subscription Agreement, dated as of October 27, 2006, by and between GoFish Corporation and the investors in the Offering.*

10.3	Form of Registration Rights Agreement, dated as of October 27, 2006, including the Consent and Acknowledgment thereto, by and between GoFish Corporation and the investors in the Offering.*

10.4	Split Off Agreement, dated as of October 27, 2006, by and among GoFish Corporation, Dianxiang Wu, Jianhua Xue, GoFish Technologies, Inc. and GF Leaseco, Inc.*

10.5	Employment Agreement, dated October 27, 2006, by and between GoFish Corporation and Michael Downing.*

10.6	Form of Indemnity Agreement by and between GoFish Corporation and Outside Directors of GoFish Corporation.*

10.7	2006 Equity Incentive Plan.*

10.8	Form of Incentive Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.*

10.9	Form of Non-Qualified Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.*

21.1	Subsidiaries of GoFish Corporation.*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GoFish Corporation

/s/ Michael Downing
Name: Michael Downing Title: President and Chief Executive Officer

Dated: October 31, 2006

EXHIBIT INDEX

Exhibit No.	Description	Reference
2.1
Agreement and Plan of Merger and Reorganization, dated as of October 27, 2006, by and among GoFish Corporation, a Nevada corporation, GF Acquisition Corp., a California corporation, GoFish Technologies, Inc., a California corporation, ITD Acquisition Corp., a Delaware corporation and Internet Television Distribution Inc., a Delaware corporation.*

3.1	Articles of Incorporation of GoFish Technologies, Inc. (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.2	Certificate of Amendment of the Articles of Incorporation of GoFish Technologies, Inc. (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

3.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.1	Form of Investor Warrant of GoFish Corporation.*

4.2	Lock-Up Agreement by and between Michael Downing and Tompkins Capital Group.*

4.3	Lock-Up Agreement by and between Riaz Valani and Tompkins Capital Group.*

4.4	Lock-Up Agreement by and between Tabreez Verjee and Tompkins Capital Group.*

10.1	Escrow Agreement, dated as of October 27, 2006, by and between GoFish Corporation, Michael Downing, Riaz Valani and Gottbetter & Partners, LLP.

Exhibit No.	Description	Reference
10.2	Form of Subscription Agreement, dated as of October 27, 2006, by and between GoFish Corporation and the investors in the Offering.*

10.3	Form of Registration Rights Agreement, dated as of October 27, 2006, including the Consent and Acknowledgment thereto, by and between GoFish Corporation and the investors in the Offering.*

10.4	Split Off Agreement, dated as of October 27, 2006, by and among GoFish Corporation, Dianxiang Wu, Jianhua Xue, GoFish Technologies, Inc. and GF Leaseco, Inc.*

10.5	Employment Agreement, dated October 27, 2006, by and between GoFish Corporation and Michael Downing.*

10.6	Form of Indemnity Agreement by and between GoFish Corporation and Outside Directors of GoFish Corporation.*

10.7	2006 Equity Incentive Plan.*

10.8	Form of Incentive Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.*

10.9	Form of Non-Qualified Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.*

21.1	Subsidiaries of GoFish Corporation.*

* Filed herewith.